As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333-150768
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

AMENDMENT NO. 1 to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNIVERSAL SOLAR TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	3433	26-0768064
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

No. 1 Pingbei Road 2,
Nanping Science & Technology Industrial Park,
Zhuhai City, Guangdong Province,
The People’s Republic of China 519060
86-756-8682610
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Wensheng Chen
No. 1 Pingbei Road 2,
Nanping Science & Technology Industrial Park,
Zhuhai City, Guangdong Province,
The People’s Republic of China 519060
86-756-8682610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam M. Guttmann, Esq.
Crone Rozynko LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐     Accelerated filer box. ☐

Non-accelerated filer ☐       Smaller reporting company ☒

(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED June 16, 2008

PROSPECTUS

UNIVERSAL SOLAR TECHNOLOGY, INC.

2,000,000 SHARES OF COMMON STOCK

This prospectus relates to the offering of 2,000,000 shares on a self-underwritten, best efforts basis, using the efforts of our Chairman of the Board of Directors. There is no minimum number of shares that we must sell in order to receive any subscription. We may receive little or no funds from this offering. This is our initial offering of common stock, and no public market currently exists for our securities. We intend to apply for the listing of our common stock on NASDAQ OTCBB

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 5.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The funds that we receive from this offering will not be placed in escrow, trust or any similar account.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________ ___, 2008.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Universal Solar,” “UST,” the “Company,” “we,” “us,” and “our” refer to Universal Solar Technology, Inc., and its subsidiaries and Kuong U Science & Technology (Group) Ltd. (“Kuong U”).

OUR COMPANY

We are a development stage company and intend to provide silicon wafers, solar cell, high efficiency solar photovoltaic (“PV”) modules and other PV application products such as solar lighting systems in the European Union, North America, Africa and Asia. As both global energy demand and concerns about the air quality intensifies, Universal Solar intends to leverage its people, technological experience, and relationships to provide innovative solar products to help ensure a sustainable supply of energy.

The following Chart represents the corporate structure of Universal Solar Technology, Inc. and its subsidiary, Kuong U Science & Technology (Group) Ltd.

Universal Solar Technology, Inc. (a Nevada Company)

|| 100%

Kuong U Science & Technology (Group) Ltd. (a Macau Company)

We are a development stage enterprise focused on the development, manufacturing, distribution and marketing of highly efficient and aesthetically pleasing wafers, solar cell, PV modules and other PV application products.

Founders of Universal Solar and Kuong U were previous engaged in developing PV modules and PV applications business through the solar energy department at Zhuhai Yuemao Laser Facility Engineering Co., Ltd. (“Yuemao Laser”). Yuemao Laser’s main products are laser scribing, cutting, welding, grooving, and marking machines. Yuemao Laser's parent company is Yuemao Science & Technology Group (“Yuemao Technology”), specializing in steel trade, laser facility, water purifying facility and real estate investment. Yuemao Technology’s shareholders are our Chairman, Mr. Wensheng Chen with 50% ownership, the other director on our Board, Ms. Hui Chen with 25% ownership, and our President, Ms. Ling Chen with 25% ownership. Hui Chen and Ling Chen are daughters of Wensheng Chen.

We believe that aesthetics have been a barrier to a wider adoption of solar cell and solar module products and systems among commercial and residential consumers. We are committed to providing innovative, modular, and flexible solar products and systems that can be attractively integrated into building structures within a wide variety of natural and urban environments. We believe that we are well positioned for creating a sustainable business with our international industry relationships and a number of proprietary innovations. We believe that demand for our proposed products will develop due to growing energy needs, escalating energy prices, and increasing environmental concerns. Our executive team has a network of domestic and international relationships through its prior success and experience in launching and developing an advanced technology and solar products company focused on meeting the needs of developing solar and silicon wafer industries.

Our principal executive offices are located at No. 1 Pingbei Road 2, Nanping Science & Technology Industrial Park, Zhuhai City, Guangdong Province, the People’s Republic of China 519060. This is the office of our Chairman, Wensheng Chen. We do not pay any rent to Mr. Chen and there is no agreement to pay any rent in the future. Upon the completion of our offering, we intend to establish an office elsewhere. As of the date of this prospectus, we have not sought or selected a new office site. Our telephone number at that address is 86-756-8682610. We have reserved a domain and intend to maintain an Internet website at www.Kuong-U.com in both Chinese and English language. Information on our websites is not part of this prospectus.

ABOUT THIS OFFERING

This prospectus relates to the offering of 2,000,000 shares on a self-underwritten, best efforts basis, using the efforts of Wensheng Chen, our Chairman. There is no minimum number of shares that we must sell in order to receive any subscription. We may receive little or no funds from this offering. This is our initial offering of common stock, and no public market currently exists for our securities. If we are able to satisfy the listing requirements, we intend to apply for the listing of our common stock on NASDAQ OTCBB. No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The funds that we receive from this offering will not be placed in escrow, trust or any similar account.

Common Stock Offered:	2,000,000 shares of common stock, par value $0.0001

Offering Price Per Share:	$0.15

Common Stock to be Outstanding after this Offering	22,942,408

Use of Proceeds:
Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes, including expenses to set up a Wholly Foreign Owned Foreign Enterprise (WFOE) in Nanyang City, Henan province, China, working capital, application fees to receive EU standard approval, and marketing and sales expenses.

RISK FACTORS

An investment in our common stock is speculative and involves an extremely high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto of our Company, before deciding to invest in our common stock. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we presently consider immaterial may also adversely affect our Company. If any of the following risks occur, our business, financial condition and results of operations and the value of our common stock could be materially and adversely affected.

RISKS RELATING TO OUR COMPANY

WE ARE AN EARLY STAGE COMPANY AND HAVE NO OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

Our company was formed in July 2007, and to date has only 9 months of formation, planning, analysis and testing. In addition, we have no operating history under our proposed business model upon which you can evaluate our business and prospects. To date, we have sent one of our prototype products for testing at a testing facility and are awaiting results from those tests. Initially, we intend to seek EU standard certification of this product and are awaiting the results of that process.

Our lack of operating history may prevent a meaningful evaluation of our business, financial performance and prospects. Subject to successful product testing and receiving a purchase order for such product in the second quarter of 2008, we plan to have our first solar cell manufactured using a third-party manufacturer to produce the product. We have not shipped any number of solar cells and have not recognized any revenues from sales of our solar cells.

 There can be no assurance that we will derive significant revenues from products sales.

We are an early stage company. You must consider the risks and uncertainties frequently encountered by early stage companies in new and rapidly evolving markets such as competing technologies, lack of customer acceptance of a new or improved service or product and obsolescence of the technology before it can be fully commercialized. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

Doubts exist about our ability to continue as a going concern.

IF WE DO NOT OBTAIN ADDITIONAL CAPITAL, WE MAY BE UNABLE TO SUSTAIN OUR BUSINESS.

Our operating plan for 2008 is focused on setting up a WFOE operation in Nanyang City, Henan Province, China, and getting approval for EU standard certification in order for us to generate sales in the EU market. We estimate that approximately $150,000 will be required to support this plan for the next 12 months.  Since our inception in 2007, we have not received any funds from the issuance of common stock.  We are actively seeking additional funding, but to date have not entered into any agreements or other arrangements for such financing. There can be no assurance that the required additional financing will be available on terms favorable to us or at all.

Without additional funding, the company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.  If additional funds are raised through the issuance of equity or convertible debt securities, our then existing shareholders may experience substantial dilution, and such securities may have rights, preferences and privileges senior to those of our common stock.

IF WE NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

As we implement our growth strategies, we may experience increased capital needs and we may not have enough capital to fund future operations without additional capital investments. Our capital needs will depend on numerous factors, including (1) our profitability; (2) the release of competitive products by our competition; (3) the level of our investment in research and development; and (4) the amount of our capital expenditures. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to:

•	reduce our investments in research and development;
•	limit our marketing efforts; and
•	decrease or eliminate capital expenditures.

Such reductions could have a material adverse affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate acceptable terms and conditions for receiving the additional capital. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY HAVE DIFFICULTY RAISING NECESSARY CAPITAL TO FUND OPERATIONS AS A RESULT OF MARKET PRICE VOLATILITY OF OUR SHARES OF COMMON STOCK.

If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain equity financing through debt and equity or other means. In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performance, underlying asset values or prospects of such companies.

For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. Such volatility may make it more difficult to find investors willing to invest in our common stock, or to negotiate equity financing or terms that are acceptable to us.

WE HAVE INCURRED LOSSES IN CERTAIN PRIOR PERIODS AND MAY INCUR LOSSES IN THE FUTURE.

We incurred net losses of $156,911 for the period from inception (July 24, 2007) to December 31, 2007, and we may incur losses in the future. We expect our costs and expenses to increase as we expand our operations. Our ability to achieve and maintain profitability depends on the growth rate of the solar power market, the continued global market acceptance of solar power products in general and our future products in particular, the pricing trend of solar power products, the competitiveness of our proposed products as well as our ability to provide new products to meet the demands of our customers and our ability to control our costs and expenses. We may not be able to achieve or sustain profitability on a quarterly or annual basis.

THERE ARE SIGNIFICANT RISKS IN EXECUTING OUR BUSINESS STRATEGY AND OUR BUSINESS PLANS COULD CHANGE

To execute our business plan, we will need to recruit over 300 employees, secure raw materials from suppliers, set up a manufacturing facility, establish a distribution channel and secure purchase orders from customers. Each of these elements carries substantial risk in our ability to execute on them, including our ability to finance the costs -- estimated at $20 million for the cost to equip a facility to manufacture three product lines -- and our ability to successfully manage the startup. These uncertainties could cause us to significantly change our strategy.

WE WILL HAVE BROAD DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND MAY USE THE PROCEEDS IN A MANNER SIGNIFICANTLY DIFFERENT FROM OUR CURRENT PLANS.

While we currently expect to use the net proceeds from this offering for general corporate purposes, including expenses to set up a Wholly Foreign Owned Foreign Enterprise (WFOE) in Nanyang City, Henan province, China, working capital, application fees to receive EU standard approval, and marketing and sales expenses, we will have broad discretion to adjust the application and allocation of the net proceeds. Our expectations regarding future business needs may prove to be inaccurate. Accordingly, we will retain broad discretion in the allocation of the net proceeds from this offering, and we reserve the right to change the use of these proceeds as a result of contingencies. The success of our operations is influenced by capital expenditures and working capital allocations and will substantially depend upon our discretion and judgment with respect to the application and allocation of the net proceeds from this offering.

TO MAXIMIZE OUR POTENTIAL FOR FUTURE GROWTH AND ACHIEVE OUR EXPECTED REVENUES, WE NEED TO MANAGE GROWTH IN OUR CURRENT OPERATIONS.

In order to maximize potential growth, we believe that we must establish our manufacturing and marketing operations. This will place a significant strain on our management and on our operational, accounting, and information systems. We expect that as we grow we will need to improve our financial controls, operating procedures, and management information systems to handle increased operations. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

WE CANNOT ASSURE YOU THAT OUR ORGANIC GROWTH STRATEGY WILL BE SUCCESSFUL.

One of our growth strategies is to grow organically by increasing the distribution and sales of our products in new markets outside of China. However, many obstacles to entering new markets exist, such as the costs associated with entering into new markets, developing and implementing effective marketing efforts abroad and maintaining attractive foreign exchange ratios. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to successfully implement our organic growth strategy may have a negative impact on our growth strategy and on our future financial condition, results of operations or cash flows.

WE CANNOT ASSURE YOU THAT OUR ACQUISITION GROWTH STRATEGY WILL BE SUCCESSFUL.

In addition to our organic growth strategy we also expect to grow through strategic acquisitions. We intend to pursue opportunities to acquire businesses that are complementary or related to our existing product lines or may execute a potential joint venture or acquisition with a silicon mine or other strategic partner. We may not be able to locate suitable acquisition or joint venture candidates at prices that we successfully consider appropriate. If we do identify an appropriate candidate, we may not be able to successfully negotiate the terms of an acquisition, finance the acquisition on terms that are satisfactory to us or if the acquisition occurs successfully, integrate the acquired business into our existing business. Acquisitions of businesses or other material operations may require debt financing or additional equity financing, resulting in leverage or dilution of ownership. Integration of acquired business operations could disrupt our business by diverting management away from day-to-day operations. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. We also may not be able to maintain key employees or customers of an acquired business or realize cost efficiencies or synergies or other benefits we anticipated when selecting our acquisition candidates. In addition, we may need to record write-downs from future impairments of intangible assets, which could reduce our future reported earnings. At times, acquisition candidates may have liabilities or adverse operating issues that we fail to discover through due diligence prior to the acquisition which will be required to comply with laws of the People's Republic of China ("PRC"), to the extent applicable. There can be no assurance that any proposed acquisition will be able to comply with PRC requirements, rules and/or regulations, or that we will successfully obtain governmental approvals to the extent required, which may be necessary to consummate such acquisitions.

IF WE ARE NOT ABLE TO IMPLEMENT OUR STRATEGIES TO ACHIEVE OUR BUSINESS OBJECTIVES, OUR BUSINESS OPERATIONS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED.

Our business plan and growth strategy is based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur, as well as the inherent risks and uncertainties involved in various stages of development. However, there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance may be adversely affected.

WE DEPEND ON OUR KEY MANAGEMENT PERSONNEL AND THE LOSS OF THEIR SERVICES COULD ADVERSELY AFFECT OUR BUSINESS.

We place substantial reliance upon the efforts and abilities of our executive officers, Wensheng Chen, our Founder and Chairman; Ling Chen, our President; Jun Ren, Vice President - Operations; and Renmin Li, Vice President - Product Development & Research. The loss of the services of any of our executive officers could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man life insurance on the lives of these individuals. Mr. Wensheng Chen has significant activities outside the company that put demands on his time that could detract from his management of the company’s business.

FAILURE TO ATTRACT AND RETAIN PERSONNEL COULD HAVE AN ADVERSE IMPACT ON OUR OPERATIONS.

Our future success depends on our ability to identify, attract, hire, retain and motivate other well-qualified managerial, technical, sales and marketing personnel.  There is intense competition for these individuals, and there can be no assurance that these professionals will be available in the market or that we will be able to meet their compensation requirements.

RISKS RELATED TO OUR BUSINESS

OUR PRODUCTS MUST BE CERTIFIED BY AUTHORITIES IN THE GEOGRAPHIC REGIONS IN WHICH WE INTEND TO SEEK ORDERS

Initially we intend to sell our products in the EU. Achieving EU standard certification is a pre requisite for sales in the EU.

The International Electrotechnical Commission (IEC) is an organization that prepares and publishes International Standards for all electrical, electronic and related technologies — collectively known as "electrotechnology". The IEC also manages conformity assessment schemes that certify that equipment, systems or components conform to its International Standards.

Kuong U is currently applying for these certificates to achieve the EU standard for its Photovoltaic Modules, model GYSP-175. To assist in securing an EU standard, the company is having a prototype product tested by an independent testing facility. On January 14, 2008, Kuong U entered an agreement with Arizona State University. During the agreement, Photovoltaic Testing Laboratory at ASU will conduct Crystalline Silicon Terrestrial Photovoltaic Modules - Design Qualification and Type Approval (IEC 61215) tests and Photovoltaic module safety qualification (IEC 61730-2) tests on Kuong U’s GYSP-175 photovoltaic modules. A total of ten unconditioned production modules and one laminate (frameless modules) were sent to the testing lab to complete the test program. Under the agreement, Kuong U will pay $37,650 to ASU for its services. The agreement period is from January 10, 2008 to December 31, 2008.

One of the few institutes in the EU that conducts test and issues EU standard certifications is the VDE Testing & Certifications Institute in Germany (VDE). If we achieve favorable test results from our ASU testing, the testing lab will transfer a test data report to VDE Testing & Certifications Institute in Germany. VDE is a professional organization of electrical engineers; issues, in collaboration with German Institute for Standardization (DIN), standards for the field of electrical engineering. It also conducts testing and certification under the EU standard (much like UL in the United States). According to http://www.vde.com, The VDE Testing and Certification Institute is accredited on a national and international level for the area of testing and certification of electrotechnical equipment, components and systems. Testing of electrotechnical products is conducted for safety, electromagnetic compatibility and other characteristics. The results of testing are evaluated scientifically and contribute to the development of electrotechnical standards.

Kuong U contacted VDE directly and established an evaluation, to include the construction evaluation requirements and testing services for VDE Certification based on test report from ASU of IEC 61730-1 Photovoltaic module safety qualification Part 1 (IEC 61730-1); 61730-2 module or materials tests, and factory inspection requirement; and IEC61215. Total invoiced fees for VDE certification and testing services are 7,956 EUR

If we receive VDE standard certificates of IEC 61730-1, and 61730-2, and IEC 61215, Kuong U would be able to market and sell its Photovoltaic Modules, GYSP-175, to EU countries. However, there is not guarantee that we will receive VDE standard certificates. Currently our anticipated sales of PV modules and solar lighting systems do not require industry standard approval if sold to region in Africa and Asia. Failure to achieve certification could limit our sales to these regions.

SUPPLIERS ARE CURRENTLY EXPERIENCING AN INDUSTRY-WIDE SHORTAGE OF SILICON INGOTS AND WAFERS. THE PRICES THAT WE WOULD PAY FOR SILICON INGOTS AND WAFERS HAVE INCREASED IN THE PAST AND WE EXPECT PRICES MAY CONTINUE TO INCREASE IN THE FUTURE, WHICH MAY MATERIALLY AND ADVERSELY AFFECT OUR REVENUE GROWTH AND DECREASE PROFIT MARGINS AND PROFITABILITY.

Silicon ingots and wafers are an essential raw material in our production of wafers and PV products. Silicon is created by refining quartz or sand, and is melted and grown into crystalline ingots or other forms. Some of our potential suppliers procure silicon ingots from companies that specialize in ingot growth and then slice these ingots into wafers. We will depend on our suppliers for timely delivery of silicon ingots and wafers in sufficient quantities and satisfactory quality, and any disruption in supplies, including fluctuations in the delivery of supplies or inability to obtain silicon ingots and wafers at an acceptable cost or at all, will materially and adversely affect our business and operations.

There is currently an industry-wide shortage of silicon ingots and silicon wafers, which has resulted in significant price increases. The average prices of silicon ingots and silicon wafers may continue to increase. Moreover, we expect the shortages of silicon ingots and silicon wafers to continue as the solar power industry continues to grow and as additional manufacturing capacity is added. Silicon wafers are also used in the semiconductor industry generally and any increase in demand from that sector will exacerbate the current shortage. The production of silicon ingots and silicon wafers are capital intensive and adding manufacturing capacity requires significant lead time. While we are aware that several new facilities for the manufacture of silicon ingots and silicon wafers are under construction and many existing facilities are expanding their production capacities, we do not believe that the supply shortage will be remedied in the near term. We expect that the demand for silicon ingots and silicon wafers will continue to outstrip supply for the foreseeable future.

Since some suppliers do not themselves manufacture silicon but instead purchase their requirements from other vendors, it is possible that these suppliers will not be able to obtain sufficient silicon to satisfy our requirements. In addition, companies in the PV industry will compete with companies in the semiconductor industry for silicon ingots and wafers, and companies in that sector typically have greater purchasing power and market influence than companies in the PV industry. If we acquire ingots and silicon wafers from suppliers through short-term supply arrangements we would be subject to the risk that our suppliers may cease supplying silicon ingots and silicon wafers to us for any reason, including due to uncertainties in their financial viability. These suppliers could also choose not to honor such contracts. If either of these circumstances occurs, our supply of critical raw materials at reasonable costs and our basic ability to conduct our business could be severely restricted. Moreover, since some of our supply contracts may require prepayment of a substantial portion of the contract price, we may not be able to recover such prepayments and we would suffer loses should such suppliers fail to fulfill their delivery obligations under the contracts. Furthermore, if we do not fix the price for the silicon ingots and silicon wafers under supply contracts, the price we will need to pay may need to be adjusted to reflect the prevailing market price around the time of delivery, which may be higher than we expect. Increases in the prices of silicon ingots and silicon wafers could increase our production costs and may materially and adversely impact our cost of revenue, gross margins and profitability.

There are a limited number of silicon ingot and silicon wafer suppliers, and many of our potential competitors also purchase silicon ingots and silicon wafers from these suppliers. Our potential competitors may have longer and stronger relationships with these suppliers than we do. Our potential competitors may also have in place multi-year supply agreements with these suppliers with longer terms and may be able to obtain silicon ingots and silicon wafers at a lower cost than we do. Moreover, the inability to obtain silicon ingots and silicon wafers at commercially reasonable prices or at all would harm our ability to meet existing and future customer demand for our products, and could cause us to make fewer shipments, lose customers and market share and generate lower than anticipated revenue, thereby materially and adversely affecting our business, financial condition, results of operations and prospects.

IF PV TECHNOLOGY IS NOT SUITABLE FOR WIDESPREAD ADOPTION, OR SUFFICIENT DEMAND FOR PV PRODUCTS DOES NOT DEVELOP OR TAKES LONGER TO DEVELOP THAN WE ANTICIPATED, OUR SALES MAY NOT CONTINUE TO INCREASE OR MAY EVEN DECLINE, AND WE MAY BE UNABLE TO SUSTAIN PROFITABILITY.

The PV market is at a relatively early stage of development and the extent to which PV products will be widely adopted is uncertain. Market data in the PV industry are not as readily available as those in other more established industries where trends can be assessed more reliably from data gathered over a longer period of time. If PV technology proves unsuitable for widespread adoption or if demand for PV products fails to develop sufficiently, we may not be able to grow our business or generate sufficient revenues to achieve profitability. In addition, demand for PV products in our targeted markets, including China, may not develop or may develop to a lesser extent than we anticipated. Many factors may affect the viability of widespread adoption of PV technology and demand for PV products, including:

•	availability of government subsidies and incentives to support the development of the PV industry;

•	cost-effectiveness of PV products compared to conventional and other non-solar energy sources and products;

•	performance and reliability of PV products compared to conventional and other non-solar energy sources and products;

•	success of other alternative energy generation technologies, such as fuel cells, wind power and biomass;

•
fluctuations in economic and market conditions that affect the viability of conventional and non-solar alternative energy sources, such as increases or decreases in the prices of oil, coal, natural gas and other fossil fuels;

•
the cost and availability of credit, loans and other funding mechanisms to finance the installation and maintenance of PV systems. For example, a rise in interest rates would likely render existing financings more expensive and be an obstacle for potential financings that would otherwise spur the growth of the PV industry;

•	capital expenditures by end users of PV products, which tend to decrease when the economy slows down; and

•	deregulation of the electric power industry and broader energy industry.

WE POTENTIALLY FACE INTENSE COMPETITION FROM OTHER COMPANIES PRODUCING SOLAR ENERGY AND OTHER RENEWABLE ENERGY PRODUCTS.

The PV market is intensely competitive and rapidly evolving. According to Photon International’s survey in March 2006, as of the end of 2005, 94 companies in the world produced PV cells and 153 companies produced PV modules. Many of our potential competitors have established more prominent market positions, and if we fail to attract and retain customers and establish successful distribution networks in our target markets for our products, we will be unable to generate sales. Our competitors include PV divisions of large conglomerates such as Royal Sanyo Group and Sharp Corporation, specialized cell manufacturers such as Q-Cells AG, as well as integrated manufacturers of PV products such as Renewable Energy Corporation and SolarWorld AG. Some of our potential competitors have also become vertically integrated, from upstream silicon wafer manufacturing to PV system integration. We expect to compete with future entrants to the PV market that offer new technological solutions. We may also face competition from semiconductor manufacturers, a few of which have already announced their intention to start production of PV cells. Many of our potential competitors are developing or currently producing products based on new PV technologies, including thin film, ribbon, sheet and nano technologies, which they believe will ultimately cost the same as or less than crystalline silicon technologies similar to ours. In addition, the entire PV industry also faces competition from conventional and non-solar renewable energy technologies. Due to the relatively high manufacturing costs compared to most other energy sources, solar energy is generally not competitive without government incentive programs.

Most of our potential competitors have substantially greater financial, technical, manufacturing and other resources than we do. Greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. For example, those companies that also manufacture semiconductors may source both semiconductor grade silicon wafers and solar grade silicon wafers from the same supplier. As a result, those companies may have stronger bargaining power with the supplier and have an advantage over us in negotiating favorable pricing, as well as securing silicon ingot and silicon wafer supplies at times of shortages. Many of our potential competitors also have greater brand name recognition, more established distribution networks and larger customer bases. In addition, many of our potential competitors have well-established relationships with our current and potential distributors and have extensive knowledge of our target markets. As a result, they may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than we can. Our failure to adapt to changing market conditions and to compete successfully with existing or new entrants may materially and adversely affect our financial condition and results of operations. Our failure to develop and introduce new PV products could render our products uncompetitive or obsolete, and reduce our sales and market share.

The PV industry is rapidly evolving and competitive. We will need to invest significant financial resources in research and development to keep pace with technological advances in the PV industry and to effectively compete in the future. However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Our significant expenditures on research and development may not reap corresponding benefits. A variety of competing PV technologies that other companies may develop could prove to be more cost-effective and have better performance than our PV products. Therefore, our development efforts may be rendered obsolete by the technological advances of others. Breakthroughs in PV technologies that do not use crystalline silicon could mean that companies such as us that currently rely entirely on crystalline silicon would encounter a sudden, sharp drop in sales. Our failure to develop and introduce new PV products could render our products uncompetitive or obsolete, and result in a decline in our market share.

INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

We compete with other companies, many of whom are developing, or can be expected to develop, products similar to ours. Some of our competitors are more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with our competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

OUR DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS FOR A SUBSTANTIAL PORTION OF SILICON INGOTS AND SILICON WAFERS COULD PREVENT US FROM DELIVERING OUR PRODUCTS IN A TIMELY MANNER TO OUR CUSTOMERS IN THE REQUIRED QUANTITIES, WHICH COULD RESULT IN ORDER CANCELLATIONS, DECREASED REVENUE AND LOSS OF MARKET SHARE.

From company inception to April 30, 2008, we have not purchased any silicon ingots and silicon wafers. We plan to purchase silicon wafer from Suntech Power Holdings Co.(NYSE:STP), Motech Industries, Inc. and JA Solar Holding (NASDAQ: JASO). To develop or secure our relationships with these suppliers, we may extend interest-free loans or make prepayments to them, or grant them warrants or other rights to purchase our ordinary shares, which could increase our costs or expenses. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to manufacture our products, our products may only be available at a higher cost or after a long delay, or we could be prevented from delivering our products to our customers in the required quantities, at competitive prices and on acceptable terms of delivery. Problems of this kind could cause us to experience order cancellations, decreased revenue and loss of market share. In general, the failure of a supplier to supply materials and components that meet our quality, quantity and cost requirements in a timely manner due to lack of supplies or other reasons could impair our ability to manufacture our products or could increase our costs, particularly if we are unable to obtain these materials and components from alternative sources in a timely manner or on commercially reasonable terms. We cannot assure you that we will not experience shortfalls of silicon ingots or silicon wafers from our suppliers in the future or that, in the event of such shortfalls, we will be able to find other silicon ingots and silicon wafers suppliers to satisfy our production needs. Any disruption in the supply of silicon wafers to us may adversely affect our business, financial condition, results of operations and business prospects.

OUR DEPENDENCE ON A LIMITED NUMBER OF CUSTOMERS MAY CAUSE SIGNIFICANT FLUCTUATIONS OR DECLINES IN OUR REVENUES.

We plan to sell a substantial portion of our wafers and PV products to a limited number of customers, including distributors, engineering design firms, system integrators, other value-added resellers, as well as integrated manufacturers of PV products. To date, we have not had any customers nor any sales. We plan to conduct our sales to customers typically through non-exclusive, short-term arrangements where the contract prices are typically agreed upon between our customers and us on a quarterly basis, and as such, our actual revenues can vary significantly. We anticipate that our dependence on a limited number of customers would continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues and have a material adverse effect on our results of operations:

•	reduction, delay or cancellation of orders from one or more significant customers;

•	selection by one or more significant customers of products competitive with ours;

•	loss of one or more significant customers and our failure to identify additional or replacement customers; and

•	failure of any significant customers to make timely payment for our products.

CHANGES TO EXISTING REGULATIONS OVER THE UTILITY SECTOR AND THE PV INDUSTRY MAY PRESENT TECHNICAL, REGULATORY AND ECONOMIC BARRIERS TO THE PURCHASE AND USE OF PV PRODUCTS, WHICH MAY SIGNIFICANTLY REDUCE DEMAND FOR OUR PRODUCTS.

The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utilities companies. These regulations and policies often relate to electricity pricing and technical interconnection of end user-owned power generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. End users’ purchases of alternative energy sources, including PV products, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our PV products. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or for having the capacity to use power from the electricity transmission grid for back-up purposes. These fees could increase end users’ costs of using our PV products and make our PV products less desirable, thereby having an adverse effect on our business, prospects, results of operations and financial condition.

We anticipate that our PV products and their installation will be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters in various countries. It is also burdensome to track the requirements of individual localities and design equipment to comply with the varying standards. Any new government regulations or utility policies pertaining to our PV products may result in significant additional expenses to us, our distributors and end users and, as a result, could cause a significant reduction in demand for our PV products.

THE REDUCTION OR ELIMINATION OF GOVERNMENT SUBSIDIES AND ECONOMIC INCENTIVES FOR ON-GRID SOLAR ENERGY APPLICATIONS COULD CAUSE DEMAND FOR OUR PRODUCTS AND OUR REVENUES TO DECLINE.

Almost all of our solar cells sold are eventually utilized in the on-grid market, where the solar power systems are connected to the utility grid and generate electricity to feed into the grid. We believe that the near-term growth of the market for on-grid applications depends in large part on the availability and size of government subsidies and economic incentives. The reduction or elimination of subsidies and economic incentives may adversely affect the growth of this market or result in increased price competition, either of which could cause our revenues to decline.

Today, when upfront system costs are factored into cost per kilowatt, the cost of solar power substantially exceeds the cost of power furnished by the electric utility grid in many locations. As a result, national and local governmental bodies in many countries, most notably in Germany, Spain, Italy, the United States and China, have provided subsidies and economic incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to distributors, system integrators and manufacturers of solar power products to promote the use of solar energy in on-grid applications and to reduce dependence on other forms of energy. These government economic incentives could potentially be reduced or eliminated altogether. For example, Germany has been a strong supporter of solar power products and systems, and is a significant market for our customers that engage in solar module and system integration businesses. Utilities in Germany are generally obligated to purchase electricity generated from grid-connected solar power systems at defined feed-in tariff rates, which will decline over time according to a predetermined schedule. Specifically, German subsidies decline at a rate of 5.0% to 6.5% per year for systems installed after 2006 based on the type and size of the solar power systems, and discussions are currently underway about amending the incentives for solar power systems under the German Renewable Energy Law. Any political or market changes in Germany could result in significant reductions or eliminations of subsidies or economic incentives, such as a more accelerated reduction of feed-in tariffs than as planned according to the current schedule. The solar power industry is currently moving towards the economies of scale necessary for solar power to become cost-effective in a non-subsidized market. Reductions in, or eliminations of, subsidies and economic incentives for on-grid solar energy applications could result in decreased demand for our products and cause our revenues to decline.

WE MAY INCUR SIGNIFICANT COSTS TO ENSURE COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission and the NASDAQ OTCBB. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

PROBLEMS WITH PRODUCT QUALITY OR PRODUCT PERFORMANCE MAY CAUSE US TO INCUR WARRANTY EXPENSES, DAMAGE OUR MARKET REPUTATION AND PREVENT US FROM ACHIEVING INCREASED SALES AND MARKET SHARE.

The PV modules we plan to sell are typically sold with a 20 year warranty and 1-year warranty for defects in materials and workmanship, respectively. The PV modules may also contain a 10 year and 20 year warranty against declines of more than 8.0% and 10.0% of initial power generation capacity, respectively. As a result of these warranties, we would bear the risk of extensive warranty claims long after we have sold our products and recognized revenues. We have not retained any third party insurance to cover certain warranty-related claims on our products. We have not sold any PV modules since inception, and accordingly none of our PV modules has been in use for more than five years. Because our products have not been in use, we cannot assure you that our assumptions regarding the durability and reliability of our products are reasonable. Our warranty provisions in future may be inadequate, and we may have to incur substantial expense to repair or replace defective products in the future. Furthermore, widespread product failures may damage our market reputation and cause our sales to decline.

WE HAVE LIMITED INSURANCE COVERAGE AND MAY INCUR LOSSES RESULTING FROM PRODUCT LIABILITY CLAIMS OR BUSINESS INTERRUPTIONS.

If we secure any PV product sales, we would be exposed to risks associated with product liability claims in the event that the use of the PV products sold results in injury. Since our proposed products are electricity producing devices, it is possible that users could be injured or killed by the products, whether by product malfunctions, defects, improper installation or other causes. We have not sold any products and, due to limited historical experience, we are unable to predict whether product liability claims will be brought against us in the future or the effect of any resulting adverse publicity on our business. Moreover, we may have only limited product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against us. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments. In addition, as the insurance industry in China is still in an early stage of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries.

LEGISLATIVE AND REGULATORY ACTIONS AND POTENTIAL NEW ACCOUNTING PRONOUNCEMENTS, INCLUDING SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, ARE LIKELY TO IMPACT OUR FUTURE FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

There have been certain regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory changes, which will have an impact on our future financial condition and results of operations.  The Sarbanes-Oxley Act of 2002 and other rule changes as well as proposed legislative initiatives will increase our general and administrative costs, as we will incur increased legal and accounting fees to comply with such rule changes.  In addition, proposed initiatives are expected to result in changes in certain accounting and disclosure rules.  These and other potential changes could materially increase the expenses we report in our financial statements and adversely affect our operating results.

Section 404 of the Sarbanes-Oxley Act of 2002 requires management to assess its internal controls over financial reporting and requires auditors to attest to that assessment. Current regulations of the Securities and Exchange Commission will require us to (1) include this assessment in our Annual Report on Form 10-K commencing with the annual report for our fiscal year ending December 31, 2009, and (2) include this attestation in our Annual Report on Form 10-K commencing with the annual report for our fiscal year ending December 31, 2009.

We will incur significant increased costs in implementing and responding to the new requirements. In particular, the rules governing the standards that must be met for management to assess its internal controls over financial reporting under Section 404 are complex and require significant documentation, testing and possible remediation. Our process of reviewing, documenting and testing our internal controls over financial reporting may cause a significant strain on our management, information systems and resources. We will have to invest in additional accounting and software systems. We may be required to hire additional personnel and to use outside legal, accounting and advisory services. We will also incur additional fees from our auditors as they perform the additional services necessary for them to provide their attestation. If we are unable to favorably assess the effectiveness of our internal controls over financial reporting when we are required, or if our independent auditors are unable to provide an unqualified attestation report on such assessment, we may be required to change our internal controls over financial reporting to remediate deficiencies. In addition, investors may lose confidence in the reliability of our financial statements causing our stock price to decline.

ACTS OF TERRORISM, RESPONSES TO ACTS OF TERRORISM AND ACTS OF WAR MAY IMPACT OUR BUSINESS AND OUR ABILITY TO RAISE CAPITAL.

Future acts of war or terrorism, national or international responses to such acts, and measures taken to prevent such acts may harm our ability to raise capital or our ability to operate, especially to the extent we depend upon activities conducted in foreign countries, such as China.  In addition, the threat of future terrorist acts or acts of war may have effects on the general economy or on our business that are difficult to predict.  We are not insured against damage or interruption of our business caused by terrorist acts or acts of war.

RISKS RELATING TO THE PEOPLE'S REPUBLIC OF CHINA

CURRENCY CONVERSION AND EXCHANGE RATE VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the People's Bank of China exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the People's Bank of China exchange rate according to market conditions. Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, for use on current account items, including the distribution of and profits to foreign investors, is permissible. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including Foreign Investment Enterprises) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

TO THE EXTENT OUR ASSETS ARE LOCATED IN CHINA, ANY DIVIDENDS OR PROCEEDS FROM LIQUIDATION IS SUBJECT TO THE APPROVAL OF THE RELEVANT CHINESE GOVERNMENT AGENCIES.

If we pursue our plan to set up a WFOE in Nanyang city, Henan province, China, our assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency's approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

CHINA’S ECONOMIC POLICIES COULD AFFECT OUR BUSINESS.

To the extent our assets will be located in China and to the extent our revenue will be derived from our operations in China, our results of business and prospects would be subject to the economic, political and legal developments in China.

While China's economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our sales results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations with our future customers.

The economy of China has been transitioning from a planned economy to a more market-oriented economy. In recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

WE MAY FACE OBSTACLES FROM THE COMMUNIST SYSTEM IN THE PEOPLE'S REPUBLIC OF CHINA.

Foreign companies conducting operations in The People's Republic of China face significant political, economic and legal risks. The Communist regime in The People's Republic of China includes a stifling bureaucracy which may hinder Western investment.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PEOPLE'S REPUBLIC OF CHINA.

The People's Republic of China historically has been deficient in Western style management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in The People's Republic of China if we set up a wholly foreign owned enterprises (WFOE) in China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

BECAUSE OUR ASSETS AND OPERATIONS MIGHT BE LOCATED IN CHINA, YOU MAY HAVE DIFFICULTY ENFORCING ANY CIVIL LIABILITIES AGAINST US UNDER THE SECURITIES AND OTHER LAWS OF THE UNITED STATES OR ANY STATE.

We are a holding company, and all of our assets might be located in the Republic of China. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these non-residents, or to enforce against them judgments obtained in United States courts, including judgments based upon the civil liability provisions of the securities laws of the United States or any state.

There is uncertainty as to whether courts of the Republic of China would enforce:

•	Judgments of United States courts obtained against us or these non-residents based on the civil liability provisions of the securities laws of the United States or any state; or

•
In original actions brought in the Republic of China, liabilities against us or non-residents predicated upon the securities laws of the United States or any state. Enforcement of a foreign judgment in the Republic of China also may be limited or otherwise affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought.

THE PRC LEGAL SYSTEM EMBODIES UNCERTAINTIES, WHICH COULD LIMIT LAW ENFORCEMENT AVAILABILITY.

The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedence. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past 27 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Each of our PRC operating subsidiaries and affiliates is subject to PRC laws and regulations. However, these laws and regulations change frequently and the interpretation and enforcement involve uncertainties. For instance, we may have to resort to administrative and court proceedings to enforce the legal protection that we are entitled to by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting statutory and contractual terms, it may be difficult to evaluate the outcome of administrative court proceedings and the level of law enforcement that we would receive in more developed legal systems. Such uncertainties, including the inability to enforce our contracts, could affect our business and operation. In addition, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the PRC legal system, particularly with regard to the industries in which we operate, including the promulgation of new laws. This may include changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the availability of law enforcement, including our ability to enforce our agreements with the government entities and other foreign investors.

ANY DIVIDENDS AND OTHER DISTRIBUTIONS FROM ANY SUBSIDIARIES IN CHINA IS SUBJECT TO VARIOUS LEGAL AND CONTRACTUAL RESTRICTIONS AND UNCERTAINTIES, AND OUR ABILITY TO PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS TO OUR SHAREHOLDERS ARE NEGATIVELY AFFECTED BY THOSE RESTRICTIONS AND UNCERTAINTIES.

We plan to operate manufacturing facilities in Nanyang city, Henan province in China through PRC subsidiaries.  As a result, our profits available for distribution to our shareholders are dependent on the profits available for distribution from PRC subsidiaries.  If the subsidiary incurs debt on its own behalf, the debt instruments may restrict its ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends on our shares.  Under the current PRC laws, because we are incorporated in the Nevada, any PRC subsidiaries would be regarded as Sino-foreign joint venture enterprises in China.  Although dividends paid by foreign invested enterprises, such as wholly foreign-owned enterprises and Sino-foreign joint ventures, are not subject to any PRC corporate withholding tax, the PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations.  Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenues and expenses.  In addition, if we make additional capital contributions to PRC subsidiaries, (which may occur through the capitalization of undistributed profits), then additional approval of the PRC government would be required due to an increase in our registered capital and total investment .  Under the PRC laws, a Sino-foreign joint venture enterprise is required to set aside a portion of its net income each year to fund designated statutory reserve funds.  These reserves are not distributable as cash dividends.  As a result, our primary internal source of funds of dividend payments from PRC subsidiaries are subject to these and other legal and contractual restrictions and uncertainties, which in turn may limit or impair our ability to pay dividends to our shareholders.  Moreover, any transfer of funds from us to PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, is subject to registration with or approval by PRC governmental authorities. We currently do not intend on paying any dividends in the future and expect to retain all available funds to support our operations and to finance growth and development of our business. We have never declared dividends or paid cash dividends.  Our board of directors will make any future decisions regarding dividends.  We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.  Therefore, any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur.

FAILURE TO COMPLY WITH PRC REGULATIONS RELATING TO THE ESTABLISHMENT OF OFFSHORE SPECIAL PURPOSE COMPANIES BY PRC RESIDENTS MAY SUBJECT OUR PRC RESIDENT STOCKHOLDERS TO PERSONAL LIABILITY, LIMIT OUR ABILITY TO ACQUIRE PRC COMPANIES OR TO INJECT CAPITAL INTO OUR PRC SUBSIDIARIES, LIMIT OUR PRC SUBSIDIARIES’ ABILITY TO DISTRIBUTE PROFITS TO US OR OTHERWISE MATERIALLY ADVERSELY AFFECT US.

In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (i) covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries.  However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and RMB, and between those currencies and other currencies in which our sales may be denominated.  For example, if we need to convert U.S. dollars into RMB for our operational needs and the RMB appreciates against the U.S. dollar at that time, our financial position, our business, and the price of our common stock may be harmed.  Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the RMB, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

IF THE CHINA SECURITIES REGULATORY COMMISSION, OR CSRC, OR ANOTHER PRC REGULATORY AGENCY, DETERMINES THAT CSRC APPROVAL IS REQUIRED IN CONNECTION WITH THIS OFFERING, THIS OFFERING MAY BE DELAYED OR CANCELLED, OR WE MAY BECOME SUBJECT TO PENALTIES.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market.  However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, equity interest or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of equity interest of domestic PRC equity prior to September 8, 2006.  On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval.  It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV applies to an offshore company such as us which has acquired the equity interest of PRC domestic entities in cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation.  Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented.  Although the CSRC or another PRC regulatory agency has not determined that CSRC approval is required for this offering, if the CSRC or another PRC regulatory agency subsequently determines that the CSRC's approval is required, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

NEW CORPORATE INCOME TAX LAW COULD ADVERSELY AFFECT OUR BUSINESS AND OUR NET INCOME.

On March 16, 2007, National People's Congress passed a new corporate income tax law, which will be effective on January 1, 2008.  This new corporate income tax unifies the corporate income tax rate, cost deductions and tax incentive policies for both domestic and foreign-invested enterprises in China.  According to the new corporate income tax law, the applicable corporate income tax rate of our Chinese subsidiaries will incrementally increase to 25% over a five-year period.  We are expecting that the rules for implementation would be enacted by the Chinese government in the coming months.  After the rules are enacted, we can better assess what the impact of the new unified tax law would be over this period.  The discontinuation of any special or preferential tax treatment or other incentives could adversely affect our business and our net income.

WE MAY BE EXPOSED TO LIABILITIES UNDER THE FOREIGN CORRUPT PRACTICES ACT, AND ANY DETERMINATION THAT WE VIOLATED THE FOREIGN CORRUPT PRACTICES ACT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business.  We have operations, agreements with third parties and we make sales in China.  Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees.  However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible.  Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO CORPORATE AND STOCK MATTERS

OUR STOCK IS A PENNY STOCK. TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition, we intend to apply for our common stock to be quoted on NASDAQ’s the Over-the-Counter Bulletin Board (OTCBB).  There can be no assurance that we will be able to successfully apply for listing on the OTCBB or eventually on the American Stock Exchange, the NASDAQ Global Select Market, or the NASDAQ Capital Market due to the trading price of our common stock, our working capital and revenue history.  Failure to list our shares on the OTCBB, the American Stock Exchange, or one of the NASDAQ Markets will impair the liquidity of our common stock.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii)reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK, AS THE FUTURE SALE OF A SUBSTANTIAL AMOUNT OF OUR RESTRICTED STOCK IN THE PUBLIC MARKETPLACE COULD REDUCE THE PRICE OF OUR COMMON STOCK.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act ("Rule 144"), subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading -volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our securities.

WE HAVE A HIGH CONCENTRATION OF STOCK OWNERSHIP AND CONTROL, AND A SMALL NUMBER OF SHAREHOLDERS HAVE THE ABILITY TO EXERT SIGNIFICANT CONTROL IN MATTERS REQUIRING SHAREHOLDER VOTES AND MAY HAVE INTERESTS THAT CONFLICT WITH YOURS.

Our common stock ownership is highly concentrated. See “Principal Shareholders.” As a result, a relatively small number of shareholders, acting together, have the ability to control all matters requiring shareholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock. In deciding how to vote on such matters, those shareholders’ interests may conflict with yours.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties, and other factors which may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements.

You can identify forward-looking statements by the use of the words “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “proposed,” or “continue” or the negative of those terms. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the exceptions reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements are based on assumptions and estimates and are subject to risks and uncertainties. We have identified in this prospectus some of the factors that may cause actual results to differ materially from those expressed or assumed in any of our forward-looking statements. There may be other factors not so identified. You should not place undue reliance on our forward-looking statements. As you read this prospectus, you should understand that these statements are not guarantees of performance or results. Further, any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, those described under the heading “Risk Factors” beginning on page 5, as well as the following:

• Our limited operating history and business development associated with being a development stage company;

• Our history of operating losses, which we expect to continue;

• Our ability to generate enough positive cash flow to pay our creditors;

• Our dependence on key personnel;

• Our need to attract and retain technical and managerial personnel;

• Our ability to execute our business strategy;

 • Intense competition with established leaders in the solar power industry;

• Costs associated with potential intellectual infringement claims asserted by a third party;

• Our ability to protect, and build recognition of, our trademarks and trade names;

• Our exposure to product liability claims resulting from the use of our products;

• General economic and capital market conditions, including political and economic uncertainty in various areas of the world where we do business;

• Pricing and product actions taken by our competitors;

• Financial conditions of our customers;

• Customers’ perception of our financial condition relative to that of our competitors;

• Changes in United States or foreign tax laws or regulations;

• Reliance upon suppliers and risks of production disruptions and supply and capacity constraints;

• Our dependence on our marketing partners;

• Unforeseen liabilities arising from litigation;

• Our ability to successfully complete the integration of any future acquisitions; and

• Our ability to project the market for our products and services based upon estimates and assumptions.

This prospectus also contains statistical data that we obtained from government and industry publications and reports generated by SolarBuzz, Datamonitor, and Photon Consulting. These government and industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of securities that we offer under this prospectus and any accompanying prospectus supplement will be used for general corporate purposes. Such general purposes may include expenses to set up a Wholly Foreign Owned Foreign Enterprise (WFOE) in Nanyang City, Henan province, China; working capital, application fees to receive EU standard approval, and marketing and sales expenses for silicon wafers, PV cell and PV modules products. We may invest the net proceeds temporarily until we use them for their stated purpose. The table below sets forth our proposed use of proceeds:

Gross proceeds	$300,000
Offering expenses:
Legal fees	$37,500
Printing of prospectus	$1,000
Accounting and auditing fees	$27,500
State securities fees	$1,000
Transfer agent fees	$1,000
SEC filing fees	$1,000
Miscellaneous expenses	$1,000
Total offering expenses	$70,000
Net proceeds	$230,000

The net proceeds will be used as follows:

	Percentage of Shares of this Offering Sold
	50%	75%	100%

Sales	$5,000	$30,000	$50,000
Certificate Qualification	$20,000	$20,000	$20,000
Marketing and advertising	$5,000	$25,000	$50,000
Attending industry trade shows		$20,000	$30,000
Establishing an office	$5,000	$5,000	$5,000
WFOE Application	$2,000	$2,000	$2,000
Salaries	$35,749	$35,749	$35,749
Audit, accounting and filing fees	$4,000	$4,000	$4,000
Working capital	$3,251	$13,251	$33,251
Total	$80,000	$155,000	$230,000

Upon the completion of this offering, we intend to begin assembling our database with potential customers located throughout Europe, United States, Asia and Africa, from our Chairman’s, President’s and Vice Presidents’ personal contacts. We plan to initiate sales phone call to contact customers based on our data base list. We plan to travel internationally to meet potential customers. The estimated cost of the sales effort is planned for from $5,000 to $50,000 depends on the proceeds received by us from the offering.

We anticipate there are might be additional expenses for our products to pass the International Electrotechnical Commission (IEC) test which is mandatory requirement for our PV modules sold to Europe and USA. We plan to spend additional $20,000 for products certification expenses.

Marketing and advertising will be focused on promoting our products to solar photovoltaic industry publications and magazines. We also plan to do mail marketing for our products to prospective customers based on our data base. The advertising campaign will include the design and printing of various sales materials. The cost of developing the campaign is estimated to be between $5,000 and $50,000. In addition, we plan to attend industry trade show and conferences. We plan to spend between $20,000 to $30,000 if we succeeded in 75% or 100%, respectively, of our offerings.

We intend to establish an office in Nanyang City, Henan Province, China. This will include physical office space, computer equipment, telephones and other assets as required to maintain the operations. The costs of setting up an office is estimated as $5,000. In addition, we plan to immediately file an application with relevant government office to set up a WFOE subsidiary in China. The application fees are estimated to be $2,000.

We intend to pay salaries to our Chairman of the Board, our President and two Vice Presidents. The total salaries are estimated to be $35,749

In addition, we intend to receive services from professional accountants and auditors for the quarterly review of our financial statements. We plan to spend $2,000 for such services each quarter.

Working capital is the cost related to operating our office. It is comprised of expenses for rent, telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, expenses of filing reports with the SEC, travel, and general working capital We budgeted from $3,251 to $33,251 for such expenses.

DETERMINATION OF OFFERING PRICE

The $0.15 per share offering price of our common stock was determined based on our capital requirements and our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. Additionally, because we have a limited operating history and have not generated significant revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us.

We intend to apply to the OTCBB for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Securities Exchange Act and request effectiveness of that registration statement concurrently with the effectiveness of the registration statement of which this prospectus forms a part.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public trading market exists for our securities. We have no common equity subject to outstanding purchase options or warrants. We have no securities convertible into our common equity. Except for this offering, there is no common equity that is being, or has been publicly proposed to be, publicly registered by us.

As of December 31, 2007, there were 20,000,000 shares of common stock outstanding, held by 3 shareholders of record. Upon effectiveness of this registration statement, 2,000,000 shares of our company will be eligible for sale, subject to the resale rules related to officers, directors and affiliate shareholders as mandated by the Securities Act.

On February 29, 2008, the board of directors approved the issuance of a total of 942,408 shares of the corporation’s common stock, $.0001 par value per share to the following individuals for services rendered to the corporation in 2008:

First Prestige, Inc.	326,343
JD Infinity Holdings, Inc.	233,102
Catalpa Holdings, Inc.	233,102
Yulan He	139,861
Avenndi LLC	10,000

These shares are value at $0.01 per share based on consultants’ invoices.

As of June 1, 2008, there were 20,942,408 shares of common stock outstanding, held by 8 shareholders.

Holders

As of December 31, 2007, there were 3 holders of record of our common stock. As of June 1, 2008 there are 8 holders of record of our common stock.

Dividends

We presently intend to retain future earnings, if any, to provide funds for use in the operation and expansion of our business. Accordingly, we have not declared or paid any dividends to our common shareholders and do not presently intend to do so. Any future decision whether to pay dividends will depend on our financial condition and any other factors that our Board of Directors deems relevant.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share of common stock immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.

As of February 29, 2008, the net tangible book value of our shares of common stock was a negative $31,268 or approximately $(0.0015) per share, based upon an aggregate of 20,942,408 shares of common stock outstanding. There are 942,408 shares issued February 29, 2008 to various consultants.

Upon completion of this offering, if all of the shares to be offered by us are sold, the net tangible book value of the 22,942,408 shares of common stock to be outstanding will be $198,732, or approximately $0.0087 per share. The amount of dilution you will incur will be $0.1413 per share. The net tangible book value of the shares held by our existing shareholders will be increased by $0.0102 per share without any additional investment on their part. You will incur an immediate dilution from $0.15 per share to $0.0087 per share.

After completion of this offering, if all 2,000,000 shares of common stock to be offered by us are sold, you will own approximately 8.72% of the total number of shares then outstanding for which you will have made a cash investment of $300,000, or $0.15 per share. Our existing shareholders as of December 31, 2007 will own approximately 91.28% of the total number of shares then outstanding, for which three shareholders Wensheng Chen, Yumin Liu and Hui Chen have made contributions of services and assets totaling $2,000, or approximately $0.0001 per share; and the remaining 5 shareholders, have made contributions of services of $9,424, or $0.01 per share.

However, if we sell less than all of the 2,000,000 shares of common stock in this offering, the dilution you will incur will increase. The following table compares the difference between your investments in our shares of common stock with the investment of our existing shareholders, based on the percentage of stock sold in this offering.

	Percentage of Shares of this Offering Sold

	50%	75%	100%
Price per share	$0.15	$0.15	$0.15

Net tangible book value per share before offering	$(0.0015)	$(0.0015)	$(0.0015)

Net tangible book value per share after offering	$0.0022	$0.0055	$0.0087

Number of shares outstanding before the offering	20,942,408	20,942,408	20,942,408

	Percentage of Shares of this Offering Sold

	50%	75%	100%

Existing shareholders:	8	8	8

Capital contributions	11,424	11,424	11,424

Increase to present shareholders in net tangible book value per share after offering	$77,487	$146,597	$213,613

Number of shares after offering held by existing shareholders	20,942,408	20,942,408	20,942,408

Percentage of ownership by existing shareholders after offering	95.44%	93.32%	91.28%

Purchasers of shares in this offering:	1,000,000	1,500,000	2,000,000

Capital contributions	$150,000	$225,000	$300,000

Dilution per share	$0.1478	$0.1445	$0.1413

Number of shares after offering held by public investors	1,000,000	1,500,000	2,000,000

Percentage of ownership by public investors after offering	4.78%	6.68%	8.72%

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2007:

• on an actual basis; and
• on a pro forma basis as adjusted to reflect the sale of 50%, 75%, and 100% of 2,000,000 shares of common stock offered by this prospectus, at an assumed initial price of $0.15 per share, after deducting estimated offering expenses payable by us.
This information should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and the related notes appearing elsewhere in this prospectus.

We are offering the 2,000,000 shares on a self-underwritten, best efforts basis, using the efforts of our Chairman of the Board of Directors. We are not engaging underwriters for this offering.

We had a net loss of $156,911 for the year ended December 31, 2007, and a cumulative book net operating loss of $156,911, included in the accumulated deficit in the table below.

As of December 31, 2007
		Pro Forma

	Historical	50%	75%	100%

Preferred stock outstanding	-	-	-	-

Common stock	2,000	2,100	2,150	2,200

Additional paid-in capital	$128,757	$208,657	$283,607	$358,557
Accumulated deficit	$(156,911)	$(156,911)	$(156,911)	$(156,911)

Accumulated other comprehensive loss	$(5,114)	$(5,114)	$(5,114)	$(5,114)

Total shareholders’ equity (deficiency)	$(31,268)	$48,732	$123,732	$198,732

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This annual report contains forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, intentions or strategies for the future, which we indicate by words or phrases such as "anticipate," "expect," "intend," "plan," "will," "we believe," "Universal Solar believes," "management believes" and similar language. The forward-looking statements are based on the current expectations of Universal Solar and are subject to certain risks, uncertainties and assumptions, including those set forth in the discussion under "Description of Business" and "Management's Discussion and Analysis or Plan of Operation,". The actual results may differ materially from results anticipated in these forward-looking statements. We base the forward-looking statements on information currently available to us, and we assume no obligation to update them.

History

Universal Solar Technology, Inc. was incorporated in the State of Nevada on July 24, 2007. It operates through its wholly owned subsidiary, Kuong U Science & Technology (Group) Ltd. (“Kuong U”), a company incorporated in Macau, Special Administrative Region of the People's Republic of China (Macau SARC) on May 10, 2007.

We are a development stage company and have not generated or realized any revenues from our business operations.

We have completed the development of our prototype product, and selected Yuemao Laser as the third party manufacturer should we receive orders. We believe the technical aspects of our prototype products are sufficiently developed and are ready to market in the EU and elsewhere.

From now to 90 days from the completion of our offering, we expect to receive test results for our Photovoltaic Modules, GYSP175. We expect to know the results whether or not our product have passed the VDE standard certificates of IEC 61730-1, and 61730-2, and IEC 61215. If we receive the certificates of IEC 61730-1, and 61730-2, and IEC 61215, we would be able to market our Photovoltaic Modules, GYSP175 in Europe. If we fail to receive the certificates, we will continue to improve our prototype products design and re-apply for EU standard certification.

From now to 90 days from the completion of our offering, we plan to set up a Wholly Foreign Owned Enterprises (WFOE) in Nanyang City, Henan Province, China. We plan to manufacturing solar wafers, solar cell and Photovoltaic Modules. We expect to apply for registration before June 30th, 2008.

We must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our company. We must raise cash to implement our project and begin our operations in China. Even if we raise the maximum amount of money in this offering, we do not know how long the money will last, however, we do believe it will last twelve months. We will not begin China operations until we raise money from this offering.

To meet our need for cash we are attempting to raise money from this offering. We believe that we will be able to raise enough money through this offering to begin China operations but we cannot guarantee that once we begin China operations we will stay in business after China operations have commenced. If we are unable to successfully sell our PV modules products internationally, we may quickly use up the proceeds from the minimum amount of money from this offering and will need to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others in order for us to maintain our operations. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, we project the funds will last a year but give us with limited funds available to develop our growth strategy. If we raise the maximum amount, we believe the money will last a year and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional money as described in this paragraph. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation

Assuming we raise the minimum amount in this offering, we believe we can satisfy our cash requirements during the next 12 months. We will not produce any product before we receive down payment from our buyer. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees. Upon completion of our public offering, our specific goal is to profitably sell our products, to set up our WFOE subsidiary in Nanyang City, Henan province in China, to locate a site to for us enter land use right leasing agreement, and to begin factory constructions after we finish the offering.

We intend to accomplish the foregoing through the following milestones:

1. Complete our public offering. We believe that we will raise sufficient capital to begin our operations in Nanyang City, Henan Province, China. We believe this could take up to 270 days from the date the Securities and Exchange Commission declares our offering effective. We will not begin factory construction in Nanyang City, Henan Province, China until we have closed this offering. We intend to concentrate all of our efforts on raising as much capital as we can during this period.

2. If we receive the certificates of IEC 61730-1, and 61730-2, and IEC 61215, we would be able to market our Photovoltaic Modules, GYSP175 to Europe. Before we received such certificates, we plan to market our PV modules and solar lighting systems to Asia and Africa countries. We expect to receive orders from Asia or Africa in the second quarter of 2008.

3. After completing the offering, we will immediately begin to establish our office and in Nanyang City, Henan Province, China and to lease the land for our new manufacturing facilities. We need to begin Nanyang City, China operations. Establishing our offices will take 7-10 days. We believe that it will cost $5,000 to establish our office. We do not intend to hire more employees immediately. Our sole officer and director will handle our administrative duties. A detailed breakdown of the cost of operating our office is set forth in the Use of Proceeds section of this prospectus.

4. After our office is established, we intend to enter land leasing agreement with local government in Nanyang City, Henan Province, China. We plan to lease 100 acre land for 50 years lease at costs of $3,714 per acre. Our total estimated costs is $371,428. We are having business discussion with relevant local government authorities regarding to this matter. We plan to build a 5,000 square meters factory space. Our estimated costs for building a new factory is estimated at $85.7 per square meter. Our total estimated costs of the factory is $428,500. We already visited the actual site that the land will be leased and also did evaluation on the factory setup costs accordingly. We will not begin factory construction before we find strategic investors.

5. We plan to register a Wholly Foreign Owned Enterprise (WFOE) in Nanyang City, Henan Province in China in the second quarter in year 2008. We expect to receive all government authorities’ approvals by June 30, 2008.

Limited Operating History; Need For Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are a development stage company and have not generated any revenues. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

To become profitable, we have to sell our products and generate revenue. In addition, because our new WFOE manufacturing setup in China will require additional investment, we are seeking equity financing to provide the capital required to implement our operations in China.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations into China. Equity financing could result in additional dilution to existing shareholders.

RESULTS OF OPERATIONS

From January 1, 2008 to March 31, 2008:

During the period, we completed our website development and construction. Our website, www.kuong-u.com, is now functional and working. Our net loss for the quarter, from January 1, 2008 to March 31, 2008, is $40,996. We spent approximately $12,263 on EU standard certification expenses, $18,514 on salary and office expenses, and $3,100 on legal and registration fees. Our management team had traveled several times to Nanyang City, Henan Province, China, to evaluate the land leasing and facilities opportunities. In addition, we collected necessary information on procedures to set up a WFOE office and to receive local governmental approval. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

From Inception on July 24, 2007 to December 31, 2007

During the period we incorporated the company, hired the attorney, and hired the auditor for the preparation of this Registration Statement. We have prepared an internal business plan. We have reserved the domain name “www.kuong-U.com.” Our loss since inception is $156,911. We spent $10,000 on legal fees, $10,000 on audit fees, $4,000 on business information memorandum, and $14,317 on industry certificates expenses. Deferred offering costs of $27,500 consist of legal fees incurred in connection with the offering of securities under this registration statement. We have not started our proposed business operations and will not do so until we have completed this offering. We expect to begin operations 100 days after we complete this offering.

Liquidity and capital resources

As of the date of this prospectus, we have not yet generated any revenues from our business operations.

In 2007, we issued 20,000,000 shares of common stock pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933 for an aggregate consideration of $130,757.

As of December 31, 2007, our total assets were $92,962 and our total liabilities were $124,230. As of December 31, 2007, we had cash of $91,183.

As of March 31, 2008, our total assets were $81,901 and our total liabilities were $129,620. As of March 31, 2008, we had cash of $75,949.

Our operating plan for 2008 is focused on setting up a WFOE operation in Nanyang City, Henan Province, China, and getting approval for EU standard certification in order for us to generate sales in the EU market. We estimate that approximately $150,000 will be required to support this plan for the next 12 months.  We are actively seeking additional funding, but to date have not entered into any agreements or other arrangements for such financing. There can be no assurance that the required additional financing will be available on terms favorable to us or at all.

Without additional funding, the company will not be able to pursue its business model. If adequate funds are not available or are not available on acceptable terms when required, we would be required to significantly curtail our operations and would not be able to fund the development of the business envisioned by our business model. These circumstances could have a material adverse effect on our business and our ability to continue to operate as a going concern.

DESCRIPTION OF BUSINESS

ORGANIZATIONAL HISTORY

Universal Solar Technology, Inc. was incorporated in the State of Nevada on July 24, 2007. It operates through its wholly owned subsidiary, Kuong U Science & Technology (Group) Ltd. (“Kuong U”), a company incorporated in Macau, PRC on May 10, 2007.

OVERVIEW OF OUR BUSINESS

We are a development stage enterprise and intend to provide wafers, high efficiency solar photovoltaic (“PV”) modules and other PV application products in the EU, North America, Asia and Africa. We believe that demand for our proposed solar products will develop due to growing energy needs, escalating energy prices, and increasing environmental concerns.

Our company was formed in July 2007, and to date has only 9 months of formation, planning and analysis. To date, we have sent one of our prototype products for testing at a testing facility and are awaiting results from those tests. Initially, we intend to seek EU approval of this product and are awaiting the results of that process. Subject to successful product testing and receiving a purchase order for such product in the second quarter of 2008, we plan to have our first solar cell manufactured using a third-party manufacturer to produce the product.

Strategy

As both global energy demand and concern about air quality intensifies, our strategy is to leverage our people, technological experience and relationships to develop and provide innovative solar products to ensure a sustainable world future. We intend to supply our customers with high efficiency and aesthetically pleasing PV modules, other PV application products and related solutions. We believe that aesthetics have been a barrier to a wider adoption of solar cell and solar module products and systems among commercial and residential consumers. We intend to provide innovative, modular, and flexible solar products and systems that can be attractively integrated into building structures and a wide variety of natural and urban environments.

With growing global demand for solar power systems and solutions, we plan to scale our product portfolio and production capacity to meet the demands of an expanding customer pipeline via infrastructure development, acquisitions, and continued joint-ventures and strategic outsourcing.

Founders of Universal Solar and Kuong U were previous engaged in developing PV and PV applications business through the solar energy department at Zhuhai Yuemao Laser Facility Engineering Co., Ltd. (“Yuemao Laser”). Yuemao Laser ’s main products are laser scribing, cutting, welding, grooving, and marking machines. Yuemao Laser's parent company is Yuemao Technology, specializing in steel trade, laser facility, water purifying facility and real estate investment. Yuemao Technology’s shareholders are our Chairman, Mr. Wensheng Chen with 50% ownership, our other director, Ms. Hui Chen 25% ownership, and our President, Ms. Ling Chen 25% ownership. Hui Chen and Ling Chen are daughters of Wenshen Chen.

We plan to set up a Wholly Foreign Owned Enterprise (WFOE) in Nanyang City, Henan Province, China to manufacturing our products. We hope to have our manufacturing facilities near the silicon mine will help access the silicon raw material at a competitive costs.

Should we succeeded in setting up a WFOE in Nanyang City, Henan province, China, we plan to build new production capabilities with the build-out of a manufacturing facility capable of producing 67M pieces solar wafers which will use 1,000 tons of silicon ingots, 25 MW solar cells and 10-30 MW PV modules. We estimate the investment of setting up the total manufacturing facilities will be approximately $20 million.

Before we setup our new manufacturing facilities mentioned above we will subcontract PM modules orders and solar lighting system orders to a related party, the solar department at Yuemao Laser. Currently our anticipated sales of PV modules and solar lighting systems do not require industry standard approval if sold to region in Africa and Asia.

We are in the process of developing relationships with a number of original equipment manufacturers (OEMs) to further expand our product portfolio. These OEMs have the potential to provide us with a wide array of complementary products branded and designed according to the Company’s specifications.

We are developing several sales channels, including direct sales, as well as via industry and country specific manufacturer sales representatives and international strategic partnerships.

In addition, we are in the process of developing a strong communications campaign to build awareness among customers via speaking engagements and trade events.

Our management team is committed to quality design, production, research, and innovation. We believe that this focus will continue to help us grow and develop a strong and lasting enterprise. We are committed to improving the global environment and the health and safety of our employees, customers and communities. We are working to integrate our environmental mission into the overall life cycle of our products - from raw material sourcing to end of life reclamation and recycling.

OUR MARKET

As worldwide demand for electricity continues to increase, the electric power industry is facing several challenges:

•
Fossil fuel supply constraints: Limited supply and escalating consumption of coal, oil, and natural gas continue to drive up wholesale electricity prices, resulting in higher electricity costs for consumers.

•	Infrastructure constraints: In many parts of the world, electricity demand exceeds the capacity of existing electricity generation, transmission and distribution infrastructure.
·
Desire for energy security: As political and economic instability in key oil and natural gas producing regions have increased, governments are increasingly focusing on developing reliable and secure energy sources.

•
Environmental concerns: Long-term use of fossil fuels is associated with a range of environmental issues including global warming, air pollution and water pollution, the increased prevalence of which is driving increased environmental awareness.

Electricity Generation

The electric power industry is one of the world’s largest industrial segments, with annual revenue of approximately $1.06 trillion in 2004, according to Datamonitor. According to the International Energy Outlook 2007, total electricity demand in the non-OECD nations is expected to grow from 2004 to 2030 at an annual rate that is nearly triple the rate of growth for electricity demand in the OECD nations.

Amongst the mix of primary fuels used to generate electricity worldwide, coal has always been the most widely used fuel due to its abundance and cheap cost. Though cheap, coal is a great contributor to pollution and greenhouse gas (GHG) emissions. As global warming is worsening year after year, countries world-wide are seeking ways to mitigate GHG emissions.

China unfortunately has been experiencing drastic environmental degradations in recent years due to its rapid increase in electricity usage generated from coal. This is causing major health problems and side effects to its residents and even residents in some of its neighboring countries. Furthermore, the existing fossil fuel based infrastructure for the generation, transmission and distribution of electricity, is inadequate to meet growing demand and is also extremely capital intensive. Using renewable resources to generate electricity is likely to be a key contributor in solving the world’s energy crisis. Hence, China and other countries have been actively engaging in the investment and usage of renewable natural resources to generate electricity.

Renewable Resource Market

Renewable resources include solar, biomass and waste, nuclear, wind, hydraulics, and geothermal generations. Compared to fossil fuel (oil), renewable resources are abundant in availability with the appropriate technology. In 2005, 58% of the world renewable energy came from large hydro machinery (such as dams), 17% from Biomass heat, 4.6% from wind, and almost 8% from solar and PV.

While currently renewable energy sources only supply a modest fraction of current energy use, there is great potential for these technologies to rapidly expand in the future and replace the world’s dependency of fossil fuels. Renewable energy technologies encompass a broad, diverse array of technologies, and the current status of these different technologies varies considerably. Some technologies are already mature and economically competitive (e.g. geothermal and hydropower), other technologies need additional development steps to become competitive without subsidies.

Governments worldwide understand the long term benefits of using renewable resources and are prioritizing the need to implement these green technologies. The Kyoto Protocol is a good example of a global effort to mitigate GHGs. In February 2005, China enacted the Renewable Energy Law that provides certain financial incentives for the development of renewable energy projects.

Solar Power Industry

Solar power, or solar energy, is a source of energy that uses radiation emitted by the Sun. It is a renewable energy source that has been used in many traditional technologies for centuries. Solar power is also in widespread use where other power supplies are absent, such as in remote locations and in space. In recent years, solar energy has been used greatly in the generation of electricity.

We believe higher demand for solar energy, furthered by concerns about global warming, will drive increases in the annual revenues of the global solar equipment industry. The interest manifested by many electricity customers in solar cells as a "green" alternative to fossil fuels is also likely to spur increases in production of high-purity silicon required for the cells, according to the report by Photon Consulting, a German research group.

“On-grid” & “Off-grid” Applications

Solar power systems are used for a variety of residential, commercial and industrial applications generally described as either “on-grid” or “off-grid” in nature. The market for “on-grid” applications, where solar power is used to supplement electricity purchased from the utility network, represents the largest and fastest growing segment of the solar power market. According to Solarbuzz, LLC, an independent solar energy research and consulting company (“Solarbuzz”), in 2005 the global on-grid segment grew by 42% from what 889MW to 1,262 MW, and since 2001, the on-grid segment has grown at an average annual rate of approximately 55%.

On-grid Applications: On-grid applications generate solar power used to supplement on grid electricity use or generated and sold to utility networks; this represents the largest and fastest growing segment of the solar power market. PV modules enable grid-connected solar power plants to achieve optimal electricity production – lowering the cost of generating solar electricity and maximizing the return on investment for the solar system.

Off-grid Applications: “Off-grid” markets, where access to utility networks is not physically feasible or economical, offer additional opportunities for solar technology. Off-grid industrial applications include road signs, highway call boxes, communications support along remote pipelines and telecommunications equipment, as well as rural residential applications. Off-grid consumer applications include portable recreational power modules, garden lights, marine lighting and camping equipment. As reported by Solarbuzz, the off-grid market grew at 2% in 2005, from 194MW to 198 MW, and has grown at an average of 12% per annum since 2001.

System Manufacturing Value Chain

Currently, Universal Solar plans to emphasize the use of silicon based technologies in its products as a majority of installed solar systems around the world employ crystalline silicon technologies. Crystalline silicon cells are manufactured using monocrystalline silicon, multicrystalline silicon or string ribbon technology. The crystalline silicon-based solar power manufacturing value chain starts with the processing of quartz sand to produce metallurgical-grade silicon. This material is further purified into semiconductor-grade or solar-grade polysilicon feedstock.

In the most widely used crystalline silicon-based solar manufacturing process, feedstock is melted in high temperature furnaces, and then formed into ingots through a crystallization process. Ingots are cut and shaped, then sliced into wafers using high precision cutting techniques. Wafers are manufactured into solar cells through a multiple step manufacturing process that entails etching, doping, coating and applying electrical contacts. Solar cells are then interconnected and packaged to form solar modules, which together with system components such as batteries and inverters, are distributed to installers, systems integrators, service providers or directly to end-users, for installation for on-grid or off-grid systems.

Universal plans to manufacture solar wafers, solar cell, PV Modules, and solar application products such as solar lighting systems.

Solar Power Benefits

Environmental Friendliness and Renewability: Solar power is one of the most environmentally friendly renewable resources available for electricity generation. It does not produce air or water emissions, noise, vibrations or any waste generation.

Peak Energy Generation Ability: Solar power is well-suited to match peak energy needs as maximum sunlight hours generally correspond to peak demand periods when electricity prices are at their highest.

Easily Located with End Users: Unlike other renewable resources such as hydroelectric and wind power, solar power can be utilized anywhere that receives sunlight and directly at the site where the power will be shed. As a result, solar power avoids the expense of, and energy losses associated with, transmission and distribution of electricity from large-scale electrical plants to end users.

No Fluctuations in Operating Costs: Unlike fossil or nuclear fuel, solar energy does not have fuel price volatility. Although there is variability in the amount and timing of sunlight over the day, season and year, a properly sized and configured system can be designed for high reliability while supplying electricity on a long-term, fixed-cost basis.

Reliability and Durability: Without moving parts or the need for periodic maintenance, solar power systems are among the most reliable forms of electricity generation. Accelerated aging tests have shown that solar modules can operate for at least 25 to 30 years without requiring major maintenance.

Modularity: Solar systems are easily modularized and scalable, and therefore can be deployed in many different sizes and configurations to meet the specific needs of the user. Solar modules are increasingly used to serve as both a power generator and the exterior of a building. Like architectural glass, PV modules can be installed on the roofs and facades of residential and commercial buildings.

Global Solar Trends

The solar power market has grown significantly in the past decade. According to Solarbuzz, the global solar power market, as measured by annual solar power system installations, increased from 345 MW in 2001 to 1,460 MW in 2005, representing a compounded annual growth rate, or CAGR, of 43.4%.

The development and increased usage of solar power is, and for the foreseeable future will be, affected by the existence of government incentives. A growing number of countries have established attractive incentive programs for the development of solar and other renewable energy sources. Countries in Europe, Canada and Asia and several states in the United States (“US”) have adopted a variety of government subsidies to allow renewable sources of electricity to compete with conventional sources of electricity, such as fossil fuels. Government subsidies and incentives generally focus on grid-connected systems and take several forms, including feed-in tariffs, net metering programs, renewable portfolio standards, rebates, tax incentives and low interest loans.

Under a feed-in tariff subsidy, the government sets prices that regulated utilities are required to pay for renewable electricity generated by end-users. The prices are then set above market rates and may differ based on system size or application. Net metering programs enable end-users to sell excess solar electricity to their local utility in exchange for a credit against their utility bills. Net metering allows end-users to get “full value” for the electricity generated by renewable sources, rather than receiving a less desirable rate. The policies governing net metering vary by state and utility; some utilities pay the end-user upfront, while others credit the end-user’s bill.

United States: With annual growth rates of 20-30%, the U.S. solar market continues to expand at a steady pace. The US recently enacted a major energy bill that included federal tax credits, purchasing goals and other programs designed to accelerate the adoption of solar power. In addition, a number of states, including California, New Jersey and Nevada, have committed substantial resources to the development and implementation of renewable energy programs. For example, in early 2006, California announced a $2.9 billion, 10 year government incentive program to reach 3,000 MW of solar installations by 2017. This program, will subsidize one-third of the installation costs of all new systems. In California, a customer who has purchased solar energy products can receive a cash rebate from the California Energy Commission, a state tax credit and can take advantage of net metering. The customer’s cash rebate is based on the capital cost of the solar power system, currently set at $2.60 per watt.

China: In 2005, China enacted the Renewable Energy Law in order to help reach the government target of 400 MW and 1,000 MW installed by 2010 and 2020, respectively. This law authorizes relevant authorities to set favorable prices for the purchase of surplus on-grid solar-generated electricity and provides other financial incentives for the development of renewable energy projects. In addition, the State Council of China and the Ministry of Construction have recently created directives encouraging the development and use of solar energy in both urban and rural areas.

Meanwhile, in 2005, the Shanghai municipal government launched a program called the “100,000 Roofs Projects.” The goal of this program is to install solar power systems onto 100,000 roofs (300MW) in Shanghai by 2015.

OUR PROPOSED PRODUCTS

We plan to set up a manufacturing facility in Nanyang City, Henan Province in China. We plan to manufacture four types of products: solar wafers, solar cell, high efficiency solar photovoltaic (“PV”) modules and solar lighting systems.

We plan to manufacture all our products from our planned manufacturing facility in Nanyang City, Henan Province, China. Before our manufacturing facilities to be build we plan to subcontract the PV module business to the solar department at Yuemao Laser. Prices for such contract manufacturing have not been determined. Our Chairman and largest shareholder is also the owner of Yuemao Laser.

Currently, we are not producing solar wafer.

Our subsidiary, Kuong U, is currently applying for EU standard for its Photovoltaic Modules, GYSP-175. GYSP-175 is the most common used PV module in the EU market. If GYSP-175 passes EU standard, we plan to apply additional PV modules approvals.

To assist in securing an EU standard, the company is having a prototype product tested by an independent testing facility. On January 14, 2008, Kuong U entered an agreement with Arizona State University (ASU). During the agreement, Photovoltaic Testing Laboratory (PTL) at ASU will conduct Crystalline Silicon Terrestrial Photovoltaic (PV) Modules - Design Qualification and Type Approval (IEC 61215) tests and Photovoltaic (PV) Module Safety Qualification Part 2 (IEC 61730-2) tests on Kuong U’s GYSP-175 photovoltaic modules. A total of ten unconditioned production modules and one laminate (frameless modules) were sent to the PTL to complete the test program. Among the agreement, Kuong U will pay $37,650 to ASU for its services. The agreement period is from January 10, 2008 to December 31, 2008.

If the product successfully completes the test, PTL will transfer an IEC test data report to VDE Testing & Certifications Institute in Germany.

According to http://www.vde.com, The VDE Testing and Certification Institute is accredited on a national and international level for the area of testing and certification of electro-technical equipment, components and systems. Testing of electro-technical products is conducted for safety, electromagnetic compatibility and other characteristics. The results of testing are evaluated scientifically and contribute to the development of electro-technical standards.

VDE is a professional organization of electrical engineers; issues, in collaboration withGerman Institute for Standardization (DIN), standards for the field of electrical engineering. It also conducts testing and certification much likes UL in the United States.

Kuong U contacted VDE directly and established an IEC 61730 evaluation, to include the construction evaluation requirements of IEC 61730-1, additional IEC 61730-2 module or materials tests, and factory inspection requirement. On January 18, 2008, Kuong U entered ordered testing services for VDE Certification based on test report from ASU IEC61215 and IEC 21730-2 report. In addition, Kuong U applied for VDE Certification and test according to IEC 61730-1 Photovoltaic (PV) module safety qualification Part 1 (IEC 61730-1) with VDE. Total invoiced fees for VDE certification and testing services are 7,956 EUR.

If we receive VDE standard certificates of IEC 61730-1, and 71730-2, and IEC 61215, as the EU standard allows +10% to -10% allowance, Kuong U would be able to market and sell its main Photovoltaic Modules, GYSP175 and GYSP180, to EU countries.

Currently Kuong U is not producing any of the products including solar wafers, solar cell, and PM modules. We plan to subcontract our product with related party, Yuamao Laser, specially for the PV modules and solar lighting system. Laparty manufacturing.

We are currently developing a strong product portfolio to serve the diverse needs of our rapidly developing global customer pipeline. Products currently being marketed, and/or developed include:

•	PV modules
•	Solar lighting system including solar lamps for road and highway infrastructure

PV Modules& Systems

Many of our prototype PV modules are designed for large scale, grid-connected solar power plants and are sold to leading solar project developers for use in commercial PV projects. We also plan to provide technical support and product documentation to customers to ensure that systems are optimized for high performance and long term reliability.

Sample Prototype Products in PV Module Series

The following sample prototypes have been manufactured by Yuamao Laser under an agreement with us under which we retain all rights to the design of the products and exclusive rights to market and sell the products.

■ Solar modules GYSP-200
Characteristics Open circuit voltage(Voc): 48V Optimum operating voltage: (Vmp)37.5V Short circuit current(Isc): 5.46A Optimum operating current(Imp): 5.2A Peak power(Pm): 200W	Specifications Monocrystalline silicon Dimension(mm):1830x825x50 Tolerance: ±5% Weight:16.9kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-180
Characteristics Open circuit voltage(Voc): 44.9V Optimum operating voltage: (Vmp)38.6V Short circuit current(Isc): 5.1A Optimum operating current(Imp): 4.68A Peak power(Pm): 180W	Specifications Monocrystalline silicon Dimension(mm): 1715x802x45 Tolerance: ±5% Weight: 16.9kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-175
Characteristics Open circuit voltage(Voc): 44.06V Optimum operating voltage: (Vmp)35.5V Short circuit current(Isc): 5.25A Optimum operating current(Imp): 4.95A Peak power(Pm): 175W	Specifications Monocrystalline silicon Dimension(mm): 1580x808x37 Tolerance: ±5% Weight: 15.3kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-160
Characteristics Open circuit voltage(Voc): 43.2V Optimum operating voltage (Vmp): 35V Short circuit current (Isc): 5.1A Optimum operating current (Imp): 4.59A Peak power(Pm): 160W	Specifications Monocrystalline silicon Dimension (mm): 1588x802x45 Tolerance: ± 5% Weight: 15.6kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-130
Characteristics Open circuit voltage(Voc): 22.6V Optimum operating voltage (Vmp): 17.6V Short circuit current (Isc): 7.83A Optimum operating current (Imp): 7.35A Peak power(Pm): 130W	Specifications Monocrystalline silicon Dimension (mm): 1466x656x40 Tolerance: ± 5% Weight: 13.2kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-120
Characteristics Open circuit voltage(Voc): 22.5V Optimum operating voltage (Vmp): 17.5V Short circuit current (Isc): 7.12A Optimum operating current (Imp): 6.8A Peak power(Pm): 120W	Specification Monocrystalline silicon Dimension (mm): 1425X650X40 Tolerance: ± 5% Weight: 10.8kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-100
Characteristics Open circuit voltage(Voc): 21.6V Optimum operating voltage (Vmp): 17.4V Short circuit current (Isc): 7.24A Optimum operating current (Imp): 6.14A Peak power(Pm): 100W	Specifications Monocrystalline silicon Dimension (mm): 1425X650X40 Tolerance: ± 5% Weight: 10.8kg Maximum system voltage: 1000V DC

■ Solar modules GYSP-80
Characteristics Open circuit voltage(Voc): 21.3 V Optimum operating voltage (Vmp): 17.4 V Short circuit current (Isc): 5.2A Optimum operating current (Imp): 4.6A Peak power(Pm): 80W	Specifications Monocrystalline silicon Dimension(mm): 802X802X35 Tolerance: ±5% Weight: 9.1kg Maximum system voltage: 720V DC

■ Solar modules GYSP-65
Characteristics Open circuit voltage(Voc): 21.6V Optimum operating voltage (Vmp): 17.5V Short circuit current (Isc): 3.51A Optimum operating current (Imp): 3.71A Peak power(Pm): 65W	Specifications Monocrystalline silicon Dimension(mm): 785X650X28 Tolerance: ±5% Weight: 5kg Maximum system voltage: 720V DC

■ Solar modules GYSP-50
Characteristics Open circuit voltage(Voc): 21.8V Optimum operating voltage (Vmp): 17.9V Short circuit current (Isc): 3.0A Optimum operating current (Imp): 2.81A Peak power(Pm): 50W	Specifications Monocrystalline silicon Dimension(mm): 540X710X35 Tolerance: ±5% Weight: 5.3kg Maximum system voltage: 720V DC

■ Solar modules GYSP-40
Characteristics Open circuit voltage(Voc): 21.8V Optimum operating voltage (Vmp): 17V Short circuit current (Isc): 2.55A Optimum operating current (Imp): 2.34A Peak power(Pm): 40W	Specifications Monocrystalline silicon Dimension(mm): 758X534X30 Tolerance: ±5% Weight: 5.8kg Maximum system voltage: 720V DC

■ Solar modules GYSP-30
Characteristics Open circuit voltage(Voc): 21.5V Optimum operating voltage (Vmp): 16.8V Short circuit current (Isc): 2.02A Optimum operating current (Imp): 1.79A Peak power(Pm): 30W	Specifications Monocrystalline silicon Dimension(mm): 435X650X25 Tolerance: ±5% Weight: 3.5kg Maximum system voltage: 720V DC

■ Solar modules GYSP-20
Characteristics Open circuit voltage(Voc): 21.5V Optimum operating voltage (Vmp): 16.9V Short circuit current (Isc): 1.35A Optimum operating current (Imp): 1.2A Peak power(Pm): 20W	Specifications Monocrystalline silicon Dimension(mm): 605X287X25 Tolerance: ±5% Weight: 3.1kg Maximum system voltage: 720V DC

■ Solar modules GYSP-10
Characteristics Open circuit voltage(Voc): 21.5V Optimum operating voltage (Vmp): 17V Short circuit current (Isc): 0.71A Optimum operating current (Imp): 0.58A Peak power(Pm): 10W	Specifications Monocrystalline silicon Dimension(mm): 288X310X28 Tolerance: ±5% Weight: 2.1kg Maximum system voltage: 720V DC

Solar Lighting Systems

We intend to provide attractive, efficient and reliable solar powered systems for lighting applications including parking lot, street lighting, security lighting, general area lighting, trail and pathway lighting. New products under development relate to outdoor advertising, billboard and sign lighting, and a variety of transit applications. Solar powered systems can be used in lighting up dark areas with dependable off-grid solar power. These systems install easily with no trenching or wiring.

Solar powered lighting is a relatively simple concept and an example of a common off-grid solar application. In a basic way, the system operates like a bank account. Withdrawals from the battery to power the light source must be compensated for by commensurate deposits of energy from the solar panels. As long as the system is designed so deposits exceed withdrawals on an average daily basis, the battery remains charged and light source is reliably powered. The sun provides a direct source of energy to the solar panel. The battery is recharged during the day by direct-current (DC) electricity produced by the solar panel. The light source is powered by the battery each night. Electronic controls are used between the battery, light source and solar panels to protect the battery from overcharge and discharge, and to control the timing and operation of the light.

The type of customers for this line of product include:

•	City, county, state and federal governments: Streets, roads, signs, intersections, parks and docks
•	Department of Defense installations: Perimeter security, parking lots, recreation
•	Utilities companies: Emergency back-up lighting, remote customer lighting
•	Advertisers: Billboards and advertising shelters
•	Industrial/commercial customers: Parking lots, security, welcome signs
•	Department of Transportation Signage: On/off ramps and rest area lighting
•	Residential developers, homeowners associations: Roads, bike paths and identification signage
•	Homeowners: Garden lights, safety lighting, etc.

Sample Products in PV Lighting Unit Series

Example of our products in the PV Lighting Unit Series, manufactured under our agreement with Yuamao Laser, include:

GYSL-1	GYSL-6
5V 2.5AH Lead-Acid Battery 8 W light tube Alternative charging Mode Car charger Adaptor Solar panel Charging time: 8 times Continuously work for 30 hours Carton size 68X40X52 23.5Kg	6V 1.5AH Ni-MH Battery 7 Lumination Time 8 hours Continuous Working Time 7 days Body Material plastic body Color white/Green/Yellow 1 LED 10000mcd 8h 2Batteries Carton size 35X45x56

GYSL-2	GYSL-3	GYSL-4	GYSL-5
5V 2.5AH Lead-Acid Battery 8W Light Tube Alternative charging Mode Car charger Adaptor Solar panel Charging time: 8 times Continuously work for 30 hours Carton size 65X42X42.5 10.5Kg	Stainless Steel Body 8W Light Tube Continuously work for 30 hours Carton size 65X42X42.5 16.5Kg	175W Solar Energy system 70Ah Battery Controller 7A Energy Conservation Lamp 15W Lumination Time 8 hours Continuous Working Time 7 days	6V 1.5AH Ni-MH Battery 7W Light Tube Charging time: 8 times Continuously work for 30 hours Carton size 35X42X120 Color White

GYSL-7	GYSL-8	GYSL-9	GYSL-10
100W Solar Energy system 60Ah Battery Controller 10A Energy Conservation Lamp 15W Lumination Time 8 hours Continuous Working Time 7 days	45W Solar Energy system 50Ah Battery Controller 7A Energy Conservation Lamp 12W Lumination Time 8 hours Continuous Working Time 7 days	40W Solar Energy system 65Ah Battery Controller 6A Energy Conservation Lamp 11W Lumination Time 8 hours Continuous Working Time 7 days	80W Solar Energy system 100Ah Battery Controller 7A Energy Conservation Lamp 10W Lumination Time 8 hours Continuous Working Time 7 days

PRODUCTION FACILITIES

We plan to set up our manufacturing facilities in Nanyang City, Henan province, China. We plan setup three production lines to produce solar wafer, solar cell and solar module. We estimated the following costs for the equipment of three product lines:

Equipment:
Product Line	Annual Capacity	Equipment Details	Total Estimated Equipment Costs (US$)
Solar Wafer	67M pieces	20 cutting machines @ $500K-571K each	$10M
Solar Cell	25MW		$8.6M
PV Module	30MW	3 lines	$1.4M
		Total:	$20M

Land:
We are currently in discussions with a local government to lease 100 acres of land under a 50 year lease at costs of $3,714 per acre. Our total estimated cost is $371,428. We are having business discussions with relevant local government authorities regarding to this matter.

Factory:
We plan to build a 5,000 square meters factory space. The construction costs for building a new factory are estimated at $85.7 per square meter. Our total estimated costs of the factory is $428,500. We have performed a site visiton the land will be leased and also performed an evaluation on the factory setup costs.

We plan to register a Wholly Foreign Owned Enterprise (WFOE) in Nanyang City, Henan province in China in the second quarter in year 2008. We expect to receive all government authorities by the end of June 30, 2008.

We plan to complete factory construction and the first phase, the solar wafer production line, by the end of September, 2008. We plan to build a second phase of solar cell and PM module production lines.

Before our solar cell and PV module productions line are built, we plan to subcontract the PM modules manufacturing to related party, solar department at Yuemao Laser. We do not plan to manufacture the solar cell nor sub-contract manufacture before our own solar cell production line is set up.

RAW MATERIAL

We plan to purchase silicon ingots from Henan Xuntianyu Technology Ltd. (also known as Pro-EnterTech (Henan) Co. Ltd. (“Pro-Enter”). Pro-Enter’s new production capacity can produce 1,000 tons of silicon ingots to us on an annual base. We plan to enter a long term raw material purchasing agreement with Pro-Enter after our WFOE is established in Nanyang City, in Henan Province, China. We expect this will occur in the third quarter of 2008.

TARGET MARKETS AND PRINCIPAL CUSTOMERS

Our management team has engineering, product development and international sales backgrounds in advanced laser technologies, solar cell manufacturing, and solar manufacturing machinery design and sales. We intend to leverage our strong industry contacts and relationships to develop a strong global customer pipeline.

We plan to sell our solar wafer products to Suntech Power Holdings Co.(NYSE: STP) in Wuxi, China, Motech Industries, Inc. in Taiwan and JA Solar Holding (NASDAQ: JASO) in Hebei Province, China, and other solar cell and solar module producers. Our Chairman and management have had a multi-year relationship with these potential customers due to their position with Yuemao Laser, which has sold them laser equipment.

We plan to sell our solar cell and solar module product to customers in the EU, North America, Asia and Africa.

SALES AND MARKETING

We intend to develop several sales channels - direct sales, industry specific / country specific manufacturer’s sales representatives, and international strategic partnerships. The Company’s sales strategy is designed to capitalize its existing strong management relationships, rapidly growing market segments and emerging trends.

Direct Sales

Our executive team has the unique advantage of being able to leverage relationships from our strategic partner, Yuemao, whose business interests include steel trade, silicon laser technologies, water purifying facilities and real estate investments. The team has developed strong domestic and international relationships through their success in launching and developing an advanced laser technology company, Yuemao Laser , which focuses on serving the needs of the silicon wafer and solar industry.

The executive team also handles direct sales activities, while managing operations, product line enhancements, customer care, as well as vendor and agent relationships. A dedicated direct sales force and senior sales executives will be hired to sell to targeted trade channels in China, the US and Europe. This expanded direct sales team is expected to be the major force behind our growth. Emphasis will be given to growing and qualifying large accounts and or high margin products across the US, Germany, Italy, Switzerland, Russia, India, Japan and Taiwan.

Manufacturers’ Sales Representatives

We also intend to align ourselves with a number of specialized representatives and performance based contractors. These consist of individuals or small groups, who dedicate their respective sales and marketing efforts to either a limited number of companies or particular industry segments. They are small firms, each with 1-5 salespeople that we may have under contract. They will introduce our higher margin products to potential new customers in new industry segments.

International Distribution & Strategic Partners

We are evaluating potential contracts with a number of strategic distributors and partners in international markets in Asia (outside of China), South America, and Eastern Europe. These distributors will be encouraged to enter into agreements with the Company which require each organization to produce a minimum annual “dollar” sales amount per territory.

Public Relations

We are committed to raising our profile and leveraging additional publicity. To this end, we plan to expand our dialogue with leading industry analysts and trade publications. We plan to have members of our management speak at trade conferences, and contribute articles and press releases to market-specific publications. This will encourage industry analysts to view us as a keen innovator, activist, and campaigner in the promotion of solar power across a variety of applications.

We are planning a communications campaign focusing on trade events, panel discussions, speaking engagements, white papers, pitch letters, press announcements, direct marketing and advertising. The primary goal is to reinforce sales efforts by promoting positive testimonials and success stories from our initial base of clients, while also being an advocate and educator for renewable and sustainable energy sources. By participating in seminars and industry conferences, our management team intends to develop stronger awareness and relationships with current and potential customers.

Advertising

We intend to initiate a conservative, yet effective advertising campaign in major trade publications that will identify us as a quality purveyor of new, innovative, and attractively designed solar modules and technologies.

COMPETITION

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete within the larger electric power industry. Within the renewable energy industry, Universal Solar believes that the main sources of competition are crystalline silicon solar module manufacturers, other thin film solar module manufacturers and companies developing solar thermal and concentrated photovoltaic technologies. Among photovoltaic module and cell manufacturers, the principal methods of competition are price per watt, production capacity, conversion efficiency and reliability. We believe that we can compete favorably with respect to these factors; however, we also believe that our growing focus on providing aesthetically pleasing modular solutions and an array of value added services and products helps further differentiate us from similar peers.

Our product designs, price points, relationships, infrastructure, quality control standards, and industry contacts represent substantial competitive advantages. We maintain a substantially lower cost structure than competitors based in the US and Europe. Foreign competitors currently cannot match us on pricing, technological innovation, and efficient use of low cost manufacturing resources. Furthermore, our competitive advantage in China is protected by significant knowledge of government regulations, business practices, and strong relationships.

We respect to our Chinese competitors, we view our strong marketing abilities and flexibility in rapidly bringing new products to market as our key advantages. It should be noted that many competitors are larger and have more financial resources, larger production capacities and greater brand name recognition which may, as a result, put them in a better position to adapt to changes in the industry or the economy as a whole. Additionally, because global supply of pure silicon is becoming scarce due to high demand in solar-powered appliances and technologies, we are evaluating opportunities to acquire and or enter into a joint-venture with a silicon mine that will help control cost pressures of related rising silicon prices.

PRINCIPAL OFFICE

Our principal office is located at No. 1 Pingbei Road 2, Nanping Science & Technology Industrial Park, Zhuhai City, Guangdong Province, the People’s Republic of China 519060.

EMPLOYEES AND ORGANIZATION

As of June 1, 2008, we had four full-time employees. One employee is allotted to the production team; one employee is allotted to the technical team; one employee is allotted to the finance team and one is allotted to management. . None of our employees are covered by a collective bargaining agreement and we have never experienced a work stoppage, and we consider our labor relations to be excellent.

Subject to receipt of additional financing, we plan to recruit 300 employees at the new manufacturing facilities in Nanyang City, Henan Province in China. Our current four management team plan to move to the new manufacturing facilities as well. We plan to have the following composition of our organization:

Planned
Function	Head Account
Sales	10
Administration & Accounting	40
Senior Management	4
Production	246

Total	300

TAX BENEFITS

If we are successful in set up a wholly foreign owned enterprise engaged in a manufacturing business in Nanyang City, Henan province, China, our WFOE shall be entitled to a two-year exemption from the enterprise income tax for its first two profitable years of operation, and to a 50% reduction of its applicable income tax rate of 25% for the succeeding three years.

RESEARCH AND DEVELOPMENT

Subject to receipt of additional financing, we plan to devote continuously a substantial amount of resources to research and development by focusing our efforts on the following areas.

Improving conversion efficiency of solar modules: One of the most promising ways of increasing the conversion efficiency of solar modules is maximizing the number of photons that reach the absorption layer of the semiconductor material so that they can be converted into electrons, maximizing the number of electrons that reach the surface of the cadmium telluride and minimizing the electrical losses between the semiconductor layer and the back metal conductor. We believe that our ability to achieve higher module efficiencies is primarily a function of rapidly transferring new technology developments into high-throughput module production and continuously making incremental improvements to the solar module and the manufacturing process internally or in conjunction with outsourced manufactures.

Optimization of Systems: We are planning to commit resources to reduce the cost and optimize the effectiveness of components in its photovoltaic system by collecting filed performance data to identify opportunities for module and process improvement and improve the performance of systems that use our modules. In addition, the Company uses this data to enhance predictive models and simulations for the end-users.

Flexibility in Design & Quick Implementation of Innovations: We are committed to being flexible to meet customer needs and being able to evolve quickly with market innovations and demands. The Company closely monitors trends and developing technologies in order to help insure its ability to meet both current and future customer preferences.

Providing Attractive & Flexible Lighting Systems and Solar Modules: Often overlooked by competitors, we are keen to implement and market new module designs and lighting systems that allow for better building and environmental integration. Staying in tune with architectural preferences and ahead of peers will help the Company thrive and prosper.

GOVERNMENT REGULATION

This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders’ rights to receive dividends and other distributions from us.

Renewable Energy Law and Other Government Directives

In February 2005, China enacted its Renewable Energy Law, which became effective on January 1, 2006. The Renewable Energy Law sets forth policies to encourage the development and use of solar energy and other non-fossil energy. The renewable energy law sets out the national policy to encourage and support the use of solar and other renewable energy and the use of on-grid generation. It also authorizes the relevant pricing authorities to set favorable prices for the purchase of electricity generated by solar and other renewable power generation systems.

The law also sets out the national policy to encourage the installation and use of solar energy water-heating systems, solar energy heating and cooling systems, solar photovoltaic systems and other solar energy utilization systems. It also provides the general principles regarding financial incentives for the development of renewable energy projects. The projects, as listed in the renewable energy industry development guidance catalogue, may obtain preferential loans from financial institutions and can enjoy tax preferences. The State Council is authorized to stipulate the specific tax preferential treatments. However, so far, no rule has been issued by the State Council pertaining to this matter. In January 2006, China’s National Development and Reform Commission promulgated two implementation directives of the Renewable Energy Law. These directives set out specific measures in setting prices for electricity generated by solar and other renewal power generation systems and in sharing additional expenses occurred. The directives further allocate the administrative and supervisory authorities among different government agencies at the national and provincial levels and stipulate responsibilities of electricity grid companies and power generation companies with respect to the implementation of the Renewable Energy Law.

China’s Ministry of Construction also issued a directive in June 2005, which seeks to expand the use of solar energy in residential and commercial buildings and encourages the increased application of solar energy in different townships. In addition, the State Council promulgated a directive in July 2005 which sets out specific measures to conserve energy resources.

Environmental Regulations

We are subject to a variety of foreign, federal, state and local governmental regulations related to environmental protection. The major environmental regulations applicable to our proposed manufacturing facility include the Environmental Protection Law of the PRC, the Law of PRC on the Prevention and Control of Water Pollution, Implementation Rules of the Law of PRC on the Prevention and Control of Water Pollution, the Law of PRC on the Prevention and Control of Air Pollution, Implementation Rules of the Law of PRC on the Prevention and Control of Air Pollution, the Law of PRC on the Prevention and Control of Solid Waste Pollution, and the Law of PRC on the Prevention and Control of Noise Pollution.

Our proposed research and development activities and manufacturing facility are expected to use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes. If we fail to comply with present or future environmental laws and regulations, we could be subject to fines, suspension of production or a cessation of operations. In addition, under some foreign, federal, state and local statutes and regulations, a governmental agency may seek recovery and response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for the release or otherwise was not at fault.

Intellectual Property Rights

The Patent Law (1984), as amended by the Decision on Amending the Patent Law (2000), and the Implementing Rules of the Patent Law (2001), as amended by the Decision on Amending the Implementing Rules of the Patent Law (2002) provide the application and protection of patents. An invention patent shall be valid for twenty years and an external design patent and a utility model patent shall be valid for ten years, commencing on their application dates, respectively. Any persons or entities using a patent without the consent of the patent owner, making counterfeits of patented products, or conducting other activities which infringe upon patent rights will be held liable for compensation to the patent owner, fines charged by the administrative authorities and even criminal punishment.

Our success depends, in part, on our ability to conduct business without infringing on the proprietary rights of others. We rely primarily on a combination of trade secrets, as well as employee and third party confidentiality agreements to safeguard our intellectual property.

LEGAL PROCEEDINGS

We are currently not involved in any litigation that could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of the Company’s subsidiaries or of the Company's subsidiaries' officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS AND EXECUTIVE OFFICERS

MANAGEMENT AND BOARD OF DIRECTORS

The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of our company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. In addition, there were no arrangements or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer. Currently, directors are not compensated for serving on the Board of Directors. We have not established compensation or executive committees. Currently, our entire board of directors serves as our audit committee. Because of the small size of the Company and the risk attendant to a small public company, we are currently unable to attract an audit committee financial expert to our Board of Directors.

Name	Age	Position	Date Of Appointment
Wensheng Chen	75	Chief Executive Officer and Chairman of the Board of Directors	July 25, 2007,
Ling Chen	44	President, Chief Financial Officer, Treasurer, Secretary and Board Director	July 25, 2007

Hui Chen	41	Board Director	July 25, 2007

BIOGRAPHIES OF OFFICERS AND DIRECTORS

Wensheng Chen, Founder, Chief Executive Officer & Chairman of the Board

Mr. Wensheng Chen is the founder of Universal Solar and currently serves as the Company’s Chief Executive Officer and Chairman. He has over 40 years executive experience in technology manufacturing, sales, and product innovation. He is also the Founder and a current Board Member of Yuemao Laser which supplies laser scribing, cutting, welding, grooving to solar cell and modules manufacturers such as SunTech Power Holdings. Mr. Chen worked as manager and executive at Shenyang Liming Machine Making Company from 1958 to 1984. In 1984 he founded a trading company in Beijing. In 1999, Mr. Chen established Yuemao Laser in Zhuhai City. He studied at Liaoning University and majored in TV Broadcasting from 1964 to 1967. In 1967 he continued his education by majoring in politics and philosophy.

Hui Chen, Board Director

Hui Chen is a board director of Universal Solar. She has served as the general manager in Beijing Heshun Hongyang Co., Ltd. since year 2000. She is the younger daughter of Mr. Wensheng Chen. Graduated from architecture department of Shenyang University in 1988, Ms. Chen became an engineer in the Engineering Division of Shenyang Air Logistics. From 1995 to 1999, she worked in Liaoning Shunda Trade Co., Ltd. as a project manager.

Ling Chen, President and Chief Financial Officer and Board Director

Ling Chen currently serves as the President, Chief Financial Officer, Treasurer, Secretary and Board Member of Universal Solar and has over twenty five years of business consulting and advisory experience. She is the daughter of Mr. Wensheng Chen and has been a shareholder and advisor to Yuemao Laser since 1999. Ms. Chen held various management positions with Shenyang Associates, a retail shopping mall company from October 1982 to November 1990. From November 1991 to 1997 she held various positions with Shenyang Shopping Mall.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

The executives of the Company received no compensation from the Company for the period from inception to December 31, 2007. The Company currently has no agreements for compensation of its executives, and has no stock option plan or other equity compensation plan for its employees. We plan to pay the annual salary from April 1, 2008 to December 31, 2008 to the following employee, officer and our Chairman of the board.

Name	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	Other	Total
Wensheng Chen	2008	$10,215	-	-	-	-	-	-	$10,215
Ling Chen	2008	$10,215	-	-	-	-	-	-	$10,215

We have no Outstanding Equity Awards and director compensation plan.

Employment Agreements; Termination of Employment and Change of Control Arrangements

We have no employment agreements with our executive officers.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

Founders of Universal Solar and Kuong U were previously engaged in developing PV modules and PV applications business through the solar energy department at Yuemao Laser. Yuemao Laser's parent company is Yuemao Science & Technology Group (“Yuemao Technology”). Yuemao Technology’s shareholders are our Chairman and largest shareholder, Mr. Wensheng Chen with 50% ownership, Ms. Hui Chen 25% ownership, and Ms. Ling Chen 25% ownership. Hui Chen and Ling Chen are daughters of Wensheng Chen.

Our principal executive offices are located at the office of our Chairman, Wensheng Chen. We do not pay any rent to Mr. Chen and there is no agreement to pay any rent in the future. Upon the completion of our offering, we intend to establish an office elsewhere.

We have developed our prototype products through the solar department at Yuemao Laser. Prototypes have been manufactured by Yuamao Laser under an agreement with us under which we retain all rights to the design of the products and exclusive rights to market and sell the products. Based on the agreement between Kuong U and Yuemao Laser, Yuemao Laser has been developing these prototype products without an up-front payment. According to the agreement, Kuong U will pay Yuemao Laser a 1% royalty fee on Kuong U’s actual products sales.

Until our manufacturing facilities are built we plan to subcontract the manufacturing of our PV module products to the solar department at Yuemao Laser. Prices for such contract manufacturing have not been determined.

On March 27, 2007, Kuong U entered a consulting agreement with Allstar Capital Inc. (“Allstar”). On February 28, 2008, Kuong U and Allstar amended and restated the consulting agreement.

According to Amended and Restated Consulting Agreement, among other things, Allstar and its chosen consultants provide advice on the capital structure of UST, financing options, types of financial instruments to be offered, and the market segment for which the financial instruments are suitable. In addition, Allstar and its chosen consultants will also provide linguistic services for UST, including assisting with translations from English to Chinese and Chinese to English; introduce professional firms and individuals to UST, including a U.S. law firm, a U.S. accounting firm, a broker dealer and investment bank; and provide advice on UST’s incorporation in the state of Nevada. Allstar and its chosen consultants also advise UST, with the help of UST’s U.S. securities counsel, on its registered offering of common stock and related filing with U.S. Securities and Exchange Commission and, when UST engages a market maker, to file its applications with the Financial Industry Regulatory Authority (FINRA) to be quoted on Over-the-counter Bulletin Board.

Kuong U paid Allstar $90,000 on March 27, 2007; and $75,000 on May 29, 2008.

Hongtao Shi, Liuyi Zhang and Fred Chang are partner consultants at Allstar Capital Inc. Yulan He was an individual finder for Allstar. Ms. He introduced UST to Allstar. Pursuant to a Revenue and Success Sharing Agreements between (i) Allsar and Hongtao Shi and (ii) Allstar and Liuyi Zhang and a Finder Agreement between Allstar and Yulan He, these individuals and companies received the following percent of cash from Allstar when it received the above described cash payments from UST:

Name of Individuals	% of Sharing
Hongtao Shi	35%
Liuyi Zhang	25%
Yulan He	15%
Allstar	25%
Total	100%

UST will owe Allstar an additional $75,000 if this registration statement is declared effective and an additional $50,000 if the common stock is admitted for quotation on the Over-the-counter Bulletin Board.

On June 19, 2007, Avenndi, LLC (“Avenndi”) entered a consulting agreement with Kuong U. Avenndi is a corporate strategy and consultancy firm based in Los Angeles, California. Avenndi recommended various corporate strategies and actions aimed to improve the company’s overall business image and value. Furthermore, Avenndi assisted UST in the development of a business information memorandum and executive business summary for UST. UST paid $12,000 for Avenndi’s services.

In February 2008, pursuant to the Revenue and Success Sharing Agreements between (i) Allsar and Hongtao Shi and (ii) Allstar and Liuyi Zhang, the Finder Agreement between Allstar and Yulan He, and the agreement between Allstar and Avenndi, LLC, these individuals and companies received an allocation of common shares from UST when UST issued Allstar a total 942,408 common shares as payment upon entering into the Amended and Restated Consulting Agreement.

Three of the recipients of an allocation of Allstar’s common shares from UST designated a nominee controlled by them to be the record holder of the shares. Hongtao Shi, Liuyi Zhang and Allstar designated the following companies: First Prestige, Inc, JD Infinity Holdings, Inc. and Catalpa Holdings, Inc., to hold the common shares. All of these three companies are the British Virgin Islands’ companies. First Prestige, Inc. is controlled by Hongtao Shi; JD Infinity Holdings, inc. is controlled by Liuyi Zhang; and Catalpa Holdings, Inc. is controlled by Fred Chang. In addition, Avenndi, LLC is controlled by John Kennedy and Allstar Capital Inc. is a Maryland registered consulting company owned by Fred Chang.

The designees listed below are the current holders of the 942,408 common shares issuded by UST in February 2008:

First Prestige, Inc.	326,343
JD Infinity Holdings, Inc.	233,102
Catalpa Holdings, Inc.	233,102
Yulan He	139,861
Avenndi LLC	10,000

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of June 1, 2008 by each of our directors, each of our named executive officers; and all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of stock. The percentage of beneficial ownership is based upon 20,942,408 shares of Common Stock outstanding as of June 1, 2008. Unless otherwise identified, the address of the directors, officers of the Company listed above is the company’s principal business address.

Name	Position Held	Shares Owned		% Owned

Wensheng Chen	Chairman of the Board of Directors	15,000,000	(1)	47.75%
Hui Chen	Director	5,000,000		23.88

Ling Chen	President & Chief Financial Officer	0		0%
	All executive officers and directors as a group	20,000,000		71.63%

(1) Includes 5,000,000 shares held by Yumin Liu, Mr. Chen’s wife.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 90,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001. As of June 1, 2008, 20,942,408 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

COMMON STOCK

Voting, Dividend and Other Rights. Each outstanding share of common stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of common stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

PREFERRED STOCK

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 10,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. Our Board of Directors has not designated any shares of the authorized but unissued preferred stock.

NEVADA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

We are subject to the provisions of the Nevada private corporation law, which are anti-takeover provisions. In general, the provisions of Sections 78.411-444 prohibit a publicly held Nevada corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage some types of transactions that may involve actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of the company. They may also have the effect of preventing changes in our management.

Our articles of incorporation and bylaws do not exclude us from these restrictions.

TRANSFER AGENT AND REGISTER

The transfer agent and registrar for our common stock is: Interwest Transfer Company, Inc.,1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, UT 84117, telephone number (801)272-9294.

MARKET INFORMATION

There is no active market for our securities.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of June 1, 2008, information regarding the current beneficial ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified.

	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Beneficially Owned After Offering
Stockholder	Shares	% (1)	Shares	%(2)
Wensheng Chen(3)	10,000,000	47.75%	10,000,000	43.59%
Yumin Liu(3)	5,000,000	23.88%	5,000,000	21.79%
Hui Chen	5,000,000	23.88%	5,000,000	21.79%

Total	20,000,000	95.5%	20,000,000	87.17%

Note:     (1) as % of total share 20,942,408 issued and outstanding before the offering.
(2) as % of total share 22,942,408 issued and outstanding after the offering.
(3) Yumin Liu, is the wife of Mr. Wensheng Chen, as such, each may be deemed to beneficially own the shares held by the other.

SHARES ELIGIBLE FOR FUTURE SALE

On June 1, 2008, 20,942,408 shares of our common stock were outstanding. Of the outstanding shares, none are immediately eligible for sale in the public market without restriction or further registration under the Securities Act. All outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act or another exemption from registration.

In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed one percent of the then outstanding shares of our common stock, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

There has been very limited trading volume in our common stock to date. Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

PLAN OF DISTRIBUTION

We are offering 2,000,000 shares of common stock, using our Chairman of the Board of Directors, on a self-underwritten, best-efforts basis. There is no minimum amount of securities that we must sell in order to receive any subscriptions. The common stock will be offered at a price of $0.15 per share. Our offering will commence on the date of this prospectus is declared effective by SEC and will continue for 179 days, or the date all of the shares offered are sold, or we otherwise terminate the offering.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The legality of the issuance of the shares offered in this prospectus will be passed upon for us by Crone Rozynko LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of our company as of December 31, 2007 and for the period from inception (July 24, 2007) to December 31, 2007 included in this prospectus have been audited by Paritz & Company, P.A., independent registered public accountants, as stated in its report appearing herein and elsewhere in this prospectus, and have been so included in reliance upon the report of this firm given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Paritz & Company, P.A.	15 Warren Street, Suite 25
Hackensack, New Jersey 07601
(201)342-7753
Fax: (201) 342-7598
E-Mail: paritz @paritz.com

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Board of Directors
Universal Solar Technology, Inc. and Subsidiary
(A Development Stage Company)
Zhuhai, China

We have reviewed the accompanying consolidated balance sheet of Universal Solar Technology, Inc. and Subsidiary (A Development Stage Company) as of March 31, 2008 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the three months ended March 31, 2008 and the period from inception (July 24, 2007) to March 31, 2008 in accordance with the standards of the Public Accounting Oversight Board. All information included in these financial statements is the representation of the management of Universal Solar Technology, Inc. and Subsidiary (A Development Stage Company).

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with the standards of the Public Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has sustained a loss since inception and at March 31, 2008 the Company’s liabilities exceeded its assets by $47,719 and the Company has not earned any revenues from operations since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.

Paritz & Company, P.A.

Hackensack, New Jersey
June 5, 2008

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

MARCH 31, 2008

ASSETS

CURRENT ASSETS:
Cash	$75,949
Other sundry current assets	5,952
TOTAL CURRENT ASSETS AND TOTAL ASSETS	$81,901

LIABILITIES’ AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Shareholder Loan	$129,620
TOTAL CURRENT LIABILITIES	129,620

STOCKHOLDERS’ DEFICIENCY:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common stock, $0.0001 par value, 90,000,000 shares authorized, 20,942,408 shares issued and outstanding	2,094
Additional paid-in capital	138,087
Deficit accumulated during development stage	(197,907)
Accumulated other comprehensive income	10,007
TOTAL STOCKHOLDERS’ DEFICIENCY	(47,719)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$81,901

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2008	From Inception (July 24, 2007) To March 31, 2008

SALES	$-	$-

COSTS AND EXPENSES:
General and administrative expenses	(40,996)	(188,483)

NET LOSS	$(40,996)	$(188,483)

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(.002)	$(.009)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING DURING THE PERIOD	20,321,040	20,115,931

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

	COMMON STOCK
	SHARES	AMOUNT	ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	OTHER COMPREHENSIVE INCOME	TOTAL
BALANCE – JULY 24, 2007	-	$-		$-	$-	$-

Sale of common stock	20,000,000	2,000	128,757	-	-	130,757

Foreign currency translation adjustment	-	-		-	(5,114)	(5,114)

Net loss	-	-	-	(156,911)	-	(156,911)

BALANCE – DECEMBER 31, 2007	20,000,000	2,000	128,757	(156,911)	(5,114)	(31,268)

Foreign currency translation adjustment	-	-	-	-	15,121	15,121

Stock based compensation	942,408	94	9,330			9,424

Net loss	-	-	-	(40,996)	-	(40,996)

BALANCE – MARCH 31, 2008	20,942,408	$2,094	$138,087	$(197,907)	$10,007	$(47,719)

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31, 2008	From Inception (July 24, 2007) to March 31, 2008

OPERATING ACTIVITIES:
Net loss	$(40,996)	$(188,483)
Adjustments to reconcile net loss to net cash used in operating activities: Stock based compensation	9,424
Changes in operating assets and liabilities:
Other current assets	(4,173)	(5,951)
Accrued expenses	(17,500)	-
NET CASH USED IN OPERATING ACTIVITIES	(53,245)	(194,434)

FINANCING ACTIVITIES:
Loan from stockholders	22,890	129,620
Sale of common stock	-	130,756
NET CASH PROVIDED BY FINANCING ACTIVITIES	22,890	260,376

EFFECT OF EXCHANGE RATE ON CASH	15,120	10,007

INCREASE (DECREASE) IN CASH	(15,235)	75,949

CASH – BEGINNING OF PERIOD	91,184	-

CASH – END OF PERIOD	$75,949	$75,949

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2008

1	BUSINESS DESCRIPTION

Universal Solar Technology, Inc. (the “Company”) was incorporated in the State of Nevada on July 24, 2007. The Company operates through its wholly-owned subsidiary, Kuong U Science & Technology (Group) Ltd. (“Kuong U”), a company incorporated in Macau, Peoples Republic of China (“PRC”) on May 10, 2007. The Company intends to provide silicon wafers, solar cell, high efficiency solar photovoltaic (“PV”) modules and other PV application products such as solar lighting systems in the European Union, North America, Africa and Asia.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise”, as set forth in Financial Accounting Standards Board Statement No. 7 (SFAS 7"). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholder’s equity and cash flows disclose activity since the date of the Company’s inception.

The consolidated financial statements include Universal Solar Technology, Inc. and its wholly-owned subsidiary. Inter-company transactions and balances are eliminated.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash

The Company maintains cash and cash equivalents with financial institutions in the PRC which are not insured or otherwise protected.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and development costs

Research and development costs are charged to expenses as incurred.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (ASFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation

Since the Company operates solely in the PRC, the Company=s functional currency is the Chinese Yuan (ARMB@). Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

New accounting pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”), which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. An uncertain tax position will be recognized if it is determined that it is more likely than not to be sustained upon examination. The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of this interpretation is to be reported as a separate adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

New accounting pronouncements - Continued

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for annual financial statements for the first fiscal year ending after November 15, 2006.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

3	DUE TO STOCKHOLDERS

The amounts due to stockholders are non-interest bearing and due on demand.

4	RELATED PARTY TRANSACTIONS

The Company’s principal executive office is that of the Company’s chairman. The Company does not pay any rent to the chairman and there is no agreement to pay any rent in the future.

The Company has developed prototype products through the solar department through a related company with no charge.

5	RISK FACTORS

Vulnerability due to Operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, there is no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The PRC has adopted currency and capital transfer regulations. These regulations require that the Company complies with complex regulations for the movement of capital. Because most of the Company’s future revenues will be in RMB, any inability to obtain the requisite approvals, or any future restrictions on currency exchanges, will limit the Company’s ability to fund its business activities outside China or to pay dividends to its shareholders.

The Company’s assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed, but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision, as well as the foreign exchange control.

In addition, the results of business and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

Vulnerability due to Operations in PRC - Continued

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on the Company. The Company’s sales and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC includes a stifling bureaucracy which may hinder Western investment. Any new government regulations or utility policies pertaining to the Company’s PV products may result in significant additional expenses to the Company, Company’s distributors and end users and, as a result, could cause a significant reduction in demand for the Company’s PV products.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Universal Solar Technology, Inc. and Subsidiary
(A Development Stage Company)
Zhuhai, China

We have audited the accompanying consolidated balance sheet of Universal Solar Technology, Inc. and Subsidiary (A Development Stage Company) (the “Company”) as of December 31, 2007 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for the period from inception (July 24, 2007) to December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Solar Technology, Inc. and Subsidiary (A Development Stage Company) as of December 31, 2007, and the results of its operations and its cash flows for the period from inception (July 24, 2007) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Paritz & Company, P.A.

Hackensack, New Jersey
March 10, 2008

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2007

ASSETS
CURRENT ASSETS:
Cash	$91,183
Other sundry current assets	1,779
TOTAL CURRENT ASSETS AND TOTAL ASSETS	92,962

LIABILITIES’ AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Accrued expenses	$17,500
Due to stockholders	106,730
TOTAL CURRENT LIABILITIES	124,230

STOCKHOLDERS’ DEFICIENCY:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-
Common stock, $0.0001 par value, 90,000,000 shares authorized, 20,000,000 shares issued and outstanding	2,000
Additional paid-in capital	128,757
Deficit accumulated during development stage	(156,911)
Accumulated other comprehensive income	(5,114)
TOTAL STOCKHOLDERS’ DEFICIENCY	(31,268)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$92,962

 See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

FROM INCEPTION (JULY 24, 2007) TO DECEMBER 31, 2007

SALES	$-

COSTS AND EXPENSES:
General and administrative expenses	156,911

NET LOSS	$(156,911)

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING DURING THE PERIOD	20,000,000

  See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

			ADDITIONAL		OTHER
	COMMON STOCK		PAID-IN	ACCUMULATED	COMPREHENSIVE
	SHARES	AMOUNT	CAPITAL	DEFICIT	INCOME	TOTAL

BALANCE – JULY 24, 2007	-	$-		$-	$-	$-

Sale of common stock	20,000,000	2,000	128,757	-	-	130,757

Foreign currency translation adjustment	-	-		-	(5,114)	(5,114)

Net loss	-	-	-	(156,911)	-	(156,911)

BALANCE – DECEMBER 31, 2007	20,000,000	$2,000	$128,757	$(156,911)	$(5,114)	$(31,268)

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

FROM INCEPTION (JULY 24, 2007) TO DECEMBER 31, 2007

OPERATING ACTIVITIES:
Net loss	$(156,911)
Changes in operating assets and liabilities:
Other current assets	(1,779)
Accrued expenses	17,500
NET CASH USED IN OPERATING ACTIVITIES	(141,190)

FINANCING ACTIVITIES:
Loan from stockholders	106,730
Sale of common stock	130,757
NET CASH PROVIDED BY FINANCING ACTIVITIES	237,487

EFFECT OF EXCHANGE RATE ON CASH	(5,114)

INCREASE IN CASH AND CASH – END OF PERIOD	$91,183

See notes to financial statements

UNIVERSAL SOLAR TECHNOLOGY, INC. AND SUBSIDIARY
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

1	BUSINESS DESCRIPTION

Universal Solar Technology, Inc. (the “Company”) was incorporated in the State of Nevada on July 24, 2007. The Company operates through its wholly-owned subsidiary, Kuong U Science & Technology (Group) Ltd. (“Kuong U”), a company incorporated in Macau, Peoples Republic of China (“PRC”) on May 10, 2007. The Company intends to provide silicon wafers, solar cell, high efficiency solar photovoltaic (“PV”) modules and other PV application products such as solar lighting systems in the European Union, North America, Africa and Asia.

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Development Stage Company

The Company has been obtaining the requisite approvals from the Chinese government and since inception, has not earned any revenue from operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise”, as set forth in Financial Accounting Standards Board Statement No. 7 (SFAS 7"). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholder’s equity and cash flows disclose activity since the date of the Company’s inception.

The consolidated financial statements include Universal Solar Technology, Inc. and its wholly-owned subsidiary. Inter-company transactions and balances are eliminated.

Uses of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during each reporting period. Actual results could differ from those estimates.

Cash

The Company maintains cash and cash equivalents with financial institutions in the PRC which are not insured or otherwise protected.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided in amounts sufficient to amortize the cost of the related assets over their useful lives using the straight line method for financial reporting purposes, whereas accelerated methods are used for tax purposes.

Maintenance, repairs and minor renewals are charged to expense when incurred. Replacements and major renewals are capitalized.

Impairment of long-lived assets

The Company accounts for the impairment of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Long-lived assets are reviewed for impairment when circumstances indicate the carrying value of an asset may not be recoverable. For assets that are to be held and used, an impairment is recognized when the estimated undiscounted cash flows associated with the asset or group of assets is less than their carrying value. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, discounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value.

Research and development costs

Research and development costs are charged to expenses as incurred.

Deferred income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (ASFAS 109") which requires that deferred tax assets and liabilities be recognized for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires recognition of future tax benefits, such as carryforwards, to the extent that realization of such benefits is more likely than not and that a valuation allowance be provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Currency translation

Since the Company operates solely in the PRC, the Company=s functional currency is the Chinese Yuan (ARMB@). Assets and liabilities are translated into U.S. Dollars at the year end exchange rates and records the related translation adjustments as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period. Foreign currency transaction gains and losses are included in current operations.

New accounting pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109,” (“FIN 48”), which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. An uncertain tax position will be recognized if it is determined that it is more likely than not to be sustained upon examination. The tax position is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. The cumulative effect of applying the provisions of this interpretation is to be reported as a separate adjustment to the opening balance of retained earnings in the year of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007.

New accounting pronouncements - Continued

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 requires analysis of misstatements using both an income statement (rollover) approach and a balance sheet (iron curtain) approach in assessing materiality and provides for a one-time cumulative effect transition adjustment. SAB 108 is effective for annual financial statements for the first fiscal year ending after November 15, 2006.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007.

3	DUE TO STOCKHOLDERS

The amounts due to stockholders are non-interest bearing and are due on demand.

4	RELATED PARTY TRANSACTIONS

The Company’s principal executive office is that of the Company’s chairman. The Company does not pay any rent to the chairman and there is no agreement to pay any rent in the future.

The Company have developed prototype products through the solar department through related company with no charge.

5	RISK FACTORS

Vulnerability due to Operations in PRC

The Company=s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than 20 years, there is no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective.

The PRC has adopted currency and capital transfer regulations. These regulations require that the Company complies with complex regulations for the movement of capital. Because most of the Company’s future revenues will be in RMB, any inability to obtain the requisite approvals, or any future restrictions on currency exchanges, will limit the Company’s ability to fund its business activities outside China or to pay dividends to its shareholders.

The Company’s assets will be predominantly located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed, but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision, as well as the foreign exchange control.

5	RISK FACTORS

Vulnerability due to Operations in PRC - Continued

In addition, the results of business and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

While China’s economy has experienced a significant growth in the past twenty years, growth has been irregular, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on the Company. The Company’s sales and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

Foreign companies conducting operations in the PRC face significant political, economic and legal risks. The Communist regime in the PRC includes a stifling bureaucracy which may hinder Western investment. Any new government regulations or utility policies pertaining to the Company’s PV products may result in significant additional expenses to the Company, Company’s distributors and end users and, as a result, could cause a significant reduction in demand for the Company’s PV products.

6	SUBSEQUENT EVENT

On February 29, 2008, the board of directors authorized the issuance of 942,408 shares of the Company’s common stock, for services rendered to the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Revised Statutes and the Company’s Bylaws. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders from monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation limit the liability of directors to the maximum extent permitted by Nevada law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Legal fees	$37,500
Printing of prospectus	$1,000
Accounting and auditing fees	$27,500
State securities fees	$1,000
Transfer agent fees	$1,000
SEC filing fees	$1,000
Miscellaneous expenses	$1,000
Total	$70,000

RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued within the past three years and were not registered under the Securities Act of 1933.

On of December 13, 2007, the board of directors approved Wensheng Chen’s and Yumin Liu’s contribution of their equity interest in Kuong U Science and Technology (Group) Limited, a Macau corporation (“Kuong U”), to the Company in exchange for the issuance of shares to them and the sale of shares to Hui Chen for cash and that the board has determined that such contribution was at a purchase price of US$0.0001 per share, as follows:

Name of Founder	No. of Shares	Per Share Purchase Price		Aggregate Purchase Price
Wensheng Chen	10,000,000	$	US0.0001	$	US1,000.00
Yumin Liu	5,000,000	$	US0.0001	$	US500.00
Hui Chen	5,000,000	$	US0.0001	$	US500.00

Total	20,000,000	$	US0.0001	$	US2,000.00

On February 29, 2008, the board of directors made unanimous written consent of to action taken without a meeting to issue a total of 942,408 shares of the corporation’s common stock, $.0001 par value per share to the following consultants for services rendered to the corporation:

First Prestige, Inc.	326,343
JD Infinity Holdings, Inc.	233,102
Catalpa Holdings, Inc.	233,102
Yulan He	139,861
Avenndi LLC	10,000

These shares are valued at $0.01 per share and the amounts issued are based on the consultants’ invoices.

All of the above offerings and sales were deemed to be exempt under Regulation S and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation*
3.2	Bylaws of the Company*
5.1	Opinion of Crone Rozynko, LLP.*
10.1	Agreement between Kuong U Science & Technology (Group) Ltd. and the Arizona Board of Regents on behalf of Arizona State University*
10.2	Prototype Product Development Agreement between Kuong U Science & Technology (Group) Ltd. and Zhuhai Yuemao Laser Facility Engineering Co., Ltd.*
21.1	List of Subsidiaries*
23.1	Consent of Paritz & Company, P.A., Certified Public Accountants.*
23.2	Consent of Crone Rozynko, LLP (included in Exhibit 5.1)*

*Previously filed.

UNDERTAKINGS

(a) The undersigned registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(D) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such a first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

[Signature Page Follows]

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form S-1 and authorized this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, in Zhuhai City, Guangdong Province, the People’s Republic of China, on June 16, 2008.

Universal Solar Technology, Inc.

By:	/s/ Wensheng Chen
Wensheng Chen Chief Executive Officer and Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE

/s/ Wensheng Chen	CEO and Chairman
Wensheng Chen	(Principal Executive Officer)	June 16, 2008

/s/ Ling Chen	Chief Financial Officer and Director
Ling Chen	(Principal Financial and Accounting Officer)	June 16, 2008

/s/ Hui Chen	Director	June 16, 2008
Hui Chen